Exhibit 10.16

INDUSTRIAL LEASE AGREEMENT

BETWEEN

INDUSTRIAL DEVELOPMENTS INTERNATIONAL, INC

AS LANDLORD

AND

SOLADIGM, INC

AS TENANT

LEASE INDEX

Section	Subject
1	Basic Lease Provisions
2	Demised Premises
3	Term
4	Base Rent
5	Security Deposit
6	Operating Expenses and Additional Rent
7	Use of Demised Premises
8	Insurance
9	Utilities
10	Maintenance and Repairs
11	Tenant’s Personal Property. Indemnity
12	Tenant’s Fixtures
13	Signs
14	Landlord’s Lien
15	Governmental Regulations
16	Environmental Matters
17	Construction of Demised Premises
18	Tenant Alterations and Additions
19	Services by Landlord
20	Fire and Other Casualty
21	Condemnation
22	Tenant’s Default
23	Landlord’s Right of Entry
24	Lender’s Rights
25	Estoppel Certificate and Financial Statement
26	Landlord’s Liability
27	Notices
28	Brokers
29	Assignment and Subleasing
30	Termination or Expiration
31	Intentionally Omitted
32	Late Payments
33	Rules and Regulations
34	Quiet Enjoyment
35	Miscellaneous
36	Special Stipulations
37	Lease Date
38	Authority
39	No Offer Until Executed

Exhibit “A” Demised Premises

Exhibit “B” Work to be Constructed by KBD Construction Services, Inc

Exhibit “B-1” Initial Scope of Work

Exhibit “C” Special Stipulations

Exhibit “D” Rules and Regulations

Exhibit “E” Certificate of Authority

Exhibit “F” SNDA

Exhibit “G” Confidentiality Agreement

Exhibit “H” Memo of Lease

INDUSTRIAL LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”) is made as of the “Lease Date” (as defined in Section 37 herein) by and between INDUSTRIAL DEVELOPMENTS INTERNATIONAL, INC., a Delaware corporation (“Landlord”), and SOLADIGM, INC., a Delaware corporation (“Tenant”) (the words “Landlord” and “Tenant” to include their respective legal representatives, successors and permitted assigns where the context requires or permits).

W I T N E S S E T H

1    Basic Lease Provisions The following constitute the basic provisions of this Lease

(a)	Demised Premises Address:	12384 Kirk Road, Suite 100 Olive Branch, Mississippi 38654

(b)	Demised Premises Square Footage: approximately 296,204 sq ft

(c)	Building Square Footage:	approximately 800,308 sq ft

(d)	Annual Base Rent:

Lease Year 1 (consists of 16 months)	$844,181.40 (plus the prorated amount for any Fractional Month per Section 3 hereof, if applicable)

Lease Years 2-3 (months 17-40)	$844,181.40

Lease Years 4-6 (months 41-76)	$900,460.20

Lease Years 7-9 (months 77-112)	$956,738.88

Lease Years 10-12 (months 113-148)	$1,013,017.68

Lease Years 13-15 (months 149-184)	$1,069,296.48

(e)	Monthly Base Rent Installments

Lease Year 1 (months 1-4) (months 5-16):	$0.00 $70,348.45 (plus the prorated amount for any Fractional Month per Section 3 hereof, if applicable)

Lease Years 2-3 (months 17-40)	$70,348.45

Lease Years 4-6 (months 41-76)	$75,038.35

Lease Years 7-9 (months 77-112)	$79,728.24

Lease Years 10-12 (months 113-148)	$84,418.14

Lease Years 13-15 (months 149-184)	$89,108.04

(f)	Lease Commencement Date December 1, 2010

(g)	Base Rent Commencement Date April 1, 2011

(h)	Expiration Date March 31, 2026

(i)	Primary Term One Hundred Eighty Four (184) full calendar months following the Lease Commencement Date

(j)	Tenant’s Operating Expense Percentage: 37.01%

(k)	Security Deposit $425,000.00 (subject to reduction pursuant to Section 5 below)

(l)

Permitted Use Manufacturing, assembly, storage, warehousing and distribution of energy efficient dynamic windows and similar or related products, and other uses permitted by law that would not be inconsistent with these types of uses, so long as such use is at all times in compliance with Governmental Requirements (defined below) and all other provisions of this Lease.

(m)	Address for notice

Landlord	Industrial Developments International, Inc. 1100 Peachtree Street Suite 1100 Atlanta, Georgia 30309 Attn: Manager - Lease Administration

Tenant	Soladigm, Inc 195 South Milpitas Blvd Milpitas, CA 95035

(n)	Address for rental payments.

Industrial Developments International, Inc c/o IDI Services Group, LLC P.O. Box 281464 Atlanta, Georgia 30384-1464

(o)	Broker(s) Colliers Wilkinson Snowden

2    Demised Premises For and in consideration of the rent hereinafter reserved and the mutual covenants hereinafter contained. Landlord does hereby lease and demise unto Tenant, and Tenant does hereby hire, lease and accept, from Landlord all upon the terms and conditions hereinafter set forth the following premises, referred to as the “Demised Premises”, as outlined on Exhibit A attached hereto and incorporated herein an agreed upon approximately 296,204 square feet of space, approximately 10,000 square feet of which is office space, having an address as set forth in Section 1(a), located within Building F (the “Building”), which contains a total of an agreed upon approximately 800,308 square feet and is located within Crossroads Distribution Center (the “Project”), located in DeSoto County, Mississippi. The parties acknowledge that the number of square feet recited above has been conclusively determined and is not subject to contest by either party Tenant acknowledges that as of the date of this Lease, Jacobson Warehouse Company, Inc (“Jacobson”) is the tenant currently occupying the approximately 118,000 square foot portion of the Demised Premises depicted on Exhibit A as the “Jacobson Portion”, pursuant to a lease between Landlord and Jacobson (the “Jacobson Lease”). Pursuant to the Jacobson Lease, Jacobson must vacate the Jacobson Portion within thirty (30) days following written notice (the “Jacobson Notice”) from Landlord (the “Jacobson Vacation Date”) Landlord is delivering the Jacobson Notice to Jacobson on the same date that Landlord executes this Lease Landlord agrees to use reasonable good faith efforts to cause Jacobson to vacate the Jacobson Portion by the Jacobson Vacation Date, but shall suffer no liability to Tenant for a failure by Jacobson to do so If Jacobson has not vacated the Jacobson Portion by the Lease Commencement Date, such refusal or failure to vacate shall not in any way affect the obligation of Tenant hereunder except that the Lease Commencement Date, the Base Rent Commencement Date and the Expiration Date shall be postponed one day for each day that Jacobson delays in vacating the Jacobson Portion beyond the Lease Commencement Date If Jacobson has not vacated the Jacobson Portion within forty-five (45) days after the Lease Date, Landlord agrees to commence legal action to cause them to do so If Jacobson has not vacated the Jacobson Space on or before January 1, 2011, then Tenant shall have the right to terminate this Lease by delivering written notice of such termination to Landlord (provided that Jacobson has not vacated the Jacobson Portion prior to Landlord’s receipt of said termination notice) and thereafter neither Landlord nor Tenant shall have any further obligation hereunder

3    Term To have and to hold the Demised Premises for a preliminary term (the “Preliminary Term”) commencing on the Lease Dale and ending on the day immediately preceding the Lease Commencement Date as set forth in Section 1(f), and a primary term (the “Primary Term”) commencing on the Lease Commencement Date and terminating on the Expiration Date as set forth in Section 1(h), as the Lease Commencement Date and the Expiration Date may be revised pursuant to Section 17 (the Preliminary Term, the Primary Term, and any and all extensions thereof, herein referred to as the “Term”) The term “Lease Year”, as used in this Lease, shall mean the 12-month period commencing on the Base Rent Commencement Date, and each 12-monlh period thereafter during the Term; provided, however, that (i) if the Base Rent Commencement Date occurs after the Lease Commencement Date, the first Lease Year will include the period between the Lease Commencement Dale and the Base Rent Commencement Date, and (ii) if the Base Reni Commencement Date is a day other than the first day of a calendar month, the first Lease Year shall include the resulting Fractional Month and shall extend through the end of the twelfth (12th) full calendar month following the Base Rent Commencement Dale.

4    Base Rent Tenant shall pay to Landlord at the address set forth to Section 1(n), as base rent for the Demised Premises, commencing on the Base Rent Commencement Date and continuing throughout the Term in lawful money of the United States, the annual amount set forth in Section 1(d) payable in equal monthly in as set forth in Section 1(e) (the ’’Base Rent”), payable in advance, without demand and without abatement, reduction, set-off or deduction, on the first day of each calendar month during the Term: provided, however, that the first month’s Base Rent shall be paid to Landlord upon Tenant’s execution of this Lease If the Base Rent Commencement Date shall fall on a day other than the first day of a calendar month, the Base Rent shall be apportioned pro rata on a per diem basis for the resulting Fractional Month (which pro rata payment shall be due and payable on the Base Rent Commencement Dale) No payment by Tenant or receipt by Landlord of rent hereunder shall be deemed to be other than on account of the amount due, and no endorsement or statement on any check or any letter accompanying any check or payment of rent shall be deemed an accord and satisfaction, and Landlord may accept such check as payment without prejudice to Landlord’s right to recover the balance of such installment or payment of rent or pursue any other remedies available to Landlord

5    Security Deposit

(a)    On or before the thirtieth (30*) day following Tenant’s execution of this Lease. Tenant will deliver to Landlord an Irrevocable Letter of Credit in the amount set forth in Section 1(k) (the “Security Deposit”), in a form and from a financial institution acceptable to Landlord, and shall cause the same to be maintained in full force and effect throughout the Term, as may be extended, and during the thirty (30) day period after the later of (a) the Expiration Date or (b) the date that Tenant delivers possession of the Demised Premises to Landlord, as security for the full and faithful performance by Tenant of each and every term, covenant and condition of this Lease Tenant, may, at Tenants option, provide the Security Deposit in cash to Landlord in lieu of the Irrevocable Letter of Credit within this thirty (30) day period If Tenant provides the security deposit in cash, Tenant may replace such cash with an irrevocable letter of Credit that meets all the requirements of this paragraph when presented to Landlord Failure to timely deliver the Security Deposit shall be an immediate Event of Default. Tenant shall, upon demand, pay directly or reimburse Landlord for all expenses incurred by Landlord in connection with the Security Deposit being m the form of a Letter of Credit, including, but not limited to, any transfer fee due upon the transfer of the Letter of Credit upon a sale of the Building by Landlord In the event that, during the Term, Tenant fails to deliver to Landlord a renewal of or replacement to the letter of credit by a date no later than thirty (30) days prior to its expiration date. Landlord shall have the right, without notice to Tenant, to immediately demand and receive payment in full under the letter of credit and to hold the cash proceeds as the Security Deposit under this Lease. The acceptance by Landlord of the Security Deposit paid by Tenant shall not render this Lease effective unless and until Landlord shall have executed and delivered to Tenant a fully executed copy of this Lease The Security Deposit may be commingled with Landlord’s other funds or held by Landlord in a separate interest bearing account, with interest paid to Landlord, as Landlord may elect. In the event that Tenant is in default under this Lease, Landlord may retain the Security Deposit for the payment of any sum due Landlord or which Landlord may expend or be required to expend by reason of Tenant’s default or failure to perform, provided, however, that any such retention by Landlord shall not be or be deemed to be an election of remedies by Landlord or viewed as liquidated damages, it being expressly understood and agreed that Landlord shall have the right to pursue any and all other remedies available to it under the terms of this Lease or otherwise In the event all or any portion of the Security Deposit is so retained by Landlord, Tenant shall, within five (5) days of demand therefor from Landlord, replenish the Security Deposit to the full amount set forth in Section 1(k) In the event that Tenant shall comply with all of the terms, covenants and conditions of this Lease, the Security Deposit shall be returned to Tenant within thirty (30) days after the later of (a) the Expiration Date or (b) the date that Tenant delivers possession of the Demised Premises to Landlord. In the event of a sale of the Building, Landlord shall have the right to transfer the Security Deposit to the purchaser, and upon acceptance by such purchaser. Landlord shall be released from all liability for the return of the Security Deposit Tenant shall not assign or encumber the money deposited as security, and neither Landlord nor its successors or assigns shall be bound by any such assignment or encumbrance

(b)    Notwithstanding the provisions of subsection (a), above, upon the occurrence of the Reduction Contingency (as described below), Tenant may give written notice to Landlord that it desires for the amount of the Security Deposit held by Landlord to be reduced by Three Hundred Twenty Five Thousand and No/100 Dollars (S325.000 00) (the “Reduction Amount”) to equal One Hundred Thousand and No/100 Dollars (S100,000.00) (the “Reduction Notice”). If the Reduction Contingency does occur and so long as no portion of the Security Deposit has then been utilized by Landlord in accordance with subsection (a) above, Landlord will, within thirty (30) days after receipt of the Reduction Notice (such notice to include the Financial Statements, as defined below) and delivery by Tenant to Landlord of a replacement Letter of Credit (or, at Tenants election, payment in cash) in the amount of SI 00,000.00 (which satisfies all of the conditions of the original Letter of Credit), return to Tenant the original Letter of Credit (so long as at the time of the refund Tenant has not previously committed an Event of Default (as defined below) and no event has occurred that, with the passage of tune or giving of notices would constitute an Event of Default, a “Default Condition’1) (the “Refund”), thereby reducing the amount of the

Security Deposit held by Landlord by the Reduction Amount. There will only be one Refund, even if the Reduction Contingency is met more than once, and the Security Deposit shall never decrease to be less than $100,000.00 The “Reduction Contingency” shall have occurred if either (i) Tenant has occupied the Demised Premises for five (5) consecutive years following the Lease Commencement Date without the occurrence of an Event of Default or (ii) no Default Condition has occurred within the prior twelve (12) months and Tenant delivers to Landlord audited financial statements (from a CPA reasonably acceptable to Landlord) that prove that both (A) Tenant then has a Tangible Net Worth (defined below) of at least Twenty Five Million and No/100 Dollars ($25,000,000.00) and (B) Tenant has realized a positive net income for the prior two (2) years (such financial statements being referred to herein as the “Financial Statements”) For purposes of this Lease, “Tangible Net Worth” is defined as the excess of the value of tangible assets (i e. assets excluding those which are intangible such as goodwill, patents and trademarks) over liabilities Notwithstanding the foregoing, if at any time following the Refund, there is the occurrence of an Event of Default, Tenant shall, within ten (10) days after written demand by Landlord, return the entire Refund amount to Landlord (either in the form of a new Letter of Credit or in the form of cash, at Landlord’s option) to thereafter be held and utilized as a portion of the Security Deposit for the remainder of the Term

6    Operating Expenses and Additional Rent

(a)    Tenant agrees to pay as Additional Rent (as defined in Section 6(b) below) its proportionate share of Operating Expenses (as hereinafter defined). “Operating Expenses” shall be defined as all reasonable expenses for operation, repair, replacement and maintenance as necessary to keep the Building and the common areas, driveways, and parking areas associated therewith (collectively, the “Building Common Area”) fully operational and in good order, condition and repair, including but not limited to, utilities for the Building Common Area, expenses associated with the driveways and parking areas (including sealing and restriping, and trash, snow and ice removal, roof (other than roof replacements, the cost of which is the responsibility of Landlord, pursuant to Section 10(b)), security systems, fire detection and prevention systems, lighting facilities, landscaped areas, walkways, painting and caulking, directional signage, curbs, drainage strips, sewer lines, all charges assessed against or attributed to the Building pursuant to any applicable easements, covenants, restrictions, agreements, declaration of protective covenants or development standards, property management fees, all real property taxes and special assessments imposed upon the Building, the Building Common Area and the land on which the Building and the Building Common Area are constructed, all costs of insurance paid by Landlord with respect to the Building and the Building Common Area (including, without limitation, commercially reasonable deductibles), and costs of improvements to the Building and the Building Common Area required by any law, ordinance or regulation applicable to the Building and the Building Common Area generally (and not because of the particular use of the Building or the Building Common Area by a particular tenant), which cost shall be amortized on a straight line basis over the useful life of such improvement, as reasonably determined by Landlord Operating Expenses shall not include expenses for the costs of any maintenance and repair required to be performed by Landlord at its own expense under Section 10(b). Further, Operating Expenses shall not include the costs for capital improvements unless such costs are incurred for the purpose of causing a material decrease in the Operating Expenses of the Building or the Building Common Area or are incurred with respect to improvements made to comply with laws, ordinances or regulations as described above. The proportionate share of Operating Expenses to be paid by Tenant shall be a percentage of the Operating Expenses based upon the proportion that the square footage of the Demised Premises bears to the total square footage of the Building (such figure referred to as “Tenant’s Operating Expense Percentage” and set forth in Section 1(j)); provided that, as to management fees. Tenant shall pay Landlord the management fees directly attributable to the Rent (as hereinafter defined) payable hereunder with respect to the Demised Premises, and not Tenant’s Operating Expense Percentage of the management fees payable on the entire Building Notwithstanding the foregoing, Landlord shall, in Landlord’s reasonable discretion, have the right to adjust Tenant’s proportionate share of individual components of Operating Expenses if Tenant’s Operating Expense Percentage thereof would not equitably allocate to Tenant its share of such component of Operating Expenses in light of Tenant’s particular use of, manner of use of and/or level of tenant improvements in the Demised Premises Prior to or promptly after the beginning of each calendar year during the Term, Landlord shall estimate the total amount of Operating Expenses to be paid by Tenant during each such calendar year and Tenant shall pay to Landlord one-twelfth (1/12) of such sum on the first day of each calendar month during each such calendar year, or part thereof, during the Term, Within a reasonable time after the end of each calendar year, Landlord shall submit to Tenant a statement of the actual amount of Operating Expenses for such calendar year, and the actual amount owed by Tenant, and within thirty (30) days after receipt of such statement, Tenant shall pay any deficiency between the actual amount owed and the estimates paid during such calendar year, or in the event of overpayment, Landlord shall credit the amount of such overpayment toward the next installment of Operating Expenses owed by Tenant or remit such overpayment to Tenant if the Term has expired or has been terminated and no Event of Default exists hereunder The obligations in the immediately preceding sentence shall survive the expiration or any earlier termination of this Lease If the Lease Commencement Date shall fall on other than the first day of the calendar year, and/or if the Expiration Date shall fall on other than the last day of the calendar year, Tenant’s proportionate share of the Operating Expenses for such calendar year shall be apportioned prorata

(b)    Any amounts required to be paid by Tenant hereunder (in addition to Base Rent) and any charges or expenses incurred by Landlord on behalf of Tenant under the terms of this Lease shall be considered “Additional Rent” payable in the same manner and upon the same terms and conditions as the Base Rent reserved hereunder except as set forth herein to the contrary (all such Base Rent and Additional

Rent sometimes being referred to collectively herein as ‘‘Rent”) Any failure on the part of Tenant to pay such Additional Rent when and as the same shall become due shall entitle Landlord to the remedies available to it for non-payment of Base Rent Tenant’s obligations for payment of Additional Rent shall begin to accrue on the Lease Commencement Date regardless of the Base Rent Commencement Date

(c)    If applicable in the jurisdiction where the Demised Premises are located, from and after the Lease Date, Tenant shall pay and be liable for all rental, sales, use and inventory taxes or other similar taxes, if any, on the amounts payable by Tenant hereunder levied or imposed by any city, state, county or other governmental body having authority, such payments to be in addition to all other payments required to be paid to Landlord by Tenant under the terms of this Lease Such payment shall be made by Tenant directly to such governmental body if billed to Tenant, or if billed to Landlord, such payment shall be paid on the first (1st) day of each month

7     Use of Demised Premises

(a)    The Demised Premises shall be used for the Permitted Use set forth in Section I (1) and for no other purpose

(b)    Tenant will permit no liens to attach or exist against the Demised Premises, and shall not commit any waste

(c)    The Demised Premises shall not be used for any illegal purposes, and Tenant shall not allow, suffer, or permit any vibration, noise, odor, light or other effect to occur within or around the Demised Premises that could constitute a legal nuisance or trespass for Landlord or any occupant of the Building or an adjoining building, its customers, agents, or invitees. Upon notice by Landlord to Tenant that any of the aforesaid prohibited uses are occurring. Tenant agrees to promptly remove or control the same

(d)    Tenant shall not in any way violate any law, ordinance or restrictive covenant affecting the Demised Premises, and shall not in any manner use the Demised Premises so as to cause cancellation of the fire and extended coverage insurance policy required hereunder. Landlord hereby represents and warrants to Tenant that it owns the Building, the Demised Premises and the Building Common Area (such representation and warranting being subject to all matters of record) Landlord makes no (and does hereby expressly disclaim any) covenant, representation or warranty as to the Permitted Use being allowed by or being in compliance with any applicable laws, rules, ordinances or restrictive covenants now or hereafter affecting the Demised Premises, and any zoning letters, copies of zoning ordinances or other information from any governmental agency or other third party provided to Tenant by Landlord or any of Landlord’s agents or employees shall be for informational purposes only. Tenant hereby expressly acknowledging and agreeing that Tenant shall conduct and rely solely on its own due diligence and investigation with respect to the compliance of the Permitted Use with all such applicable laws, rules, ordinances and restrictive covenants and not on any such information provided by Landlord or any of its agents or employees

(e)    In the event insurance premiums pertaining to the Demised Premises, the Building, or the Building Common Area, whether paid by Landlord or Tenant, are increased over the least hazardous rare available due to the nature of the use of the Demised Premises by Tenant, Tenant shall pay such additional amount as Additional Rent

8.    Insurance.

(a)    Tenant covenants and agrees that from and after the Lease Commencement Date or any earlier date upon which Tenant enters or occupies the Demised Premises or any portion thereof, Tenant will carry and maintain, at its sole cost and expense, the following types of insurance, in the amounts specified and in the form hereinafter provided for

(i)    Liability insurance in the Commercial General Liability form (including Broad Form Property Damage and Contractual Liabilities or reasonable equivalent thereto) covering the Demised Premises and Tenant’s use thereof against claims for bodily injury or death, property damage and product liability occurring upon, in or about the Demised Premises, such insurance to be written on an occurrence basis (not a claims made basis), to be in combined single limits amounts not less than $3,000,000.00 and to have general aggregate limits of not less than $10,000,000.00 for each policy year The insurance coverage required under this Section 8(a)(i) shall, in addition, extend to any liability of Tenant arising out of the indemnities provided for in Section 11 and, if necessary, the policy shall contain a contractual endorsement to that effect

(ii)    Insurance covering (A) all of the Leasehold Improvements (as defined in Section 17 below) and all of the items included in the leasehold improvements constructed in the Demised Premises by or at the expense of Landlord (all of the foregoing collectively referred to herein as the “Improvements”), including but not limited to demising walls and the heating, ventilating and air conditioning system (“Improvements Insurance”) and (B) at Tenant’s option, Tenant’s trade fixtures, merchandise and personal property from time to time in, on or upon the Demised Premises (collectively “Personal Property Insurance”), , all providing protection against perils included within the standard form of “Special Form” fire and casualty insurance policy, together with insurance against sprinkler damage, vandalism and malicious mischief The Improvements Insurance shall be in an amount not less than one hundred percent (100%) or full replacement value of the Improvements from time to time during the Term, Any policy proceeds from such insurance relating to the Improvements shall be used solely for the repair, construction and restoration or replacement of the Improvements damaged or destroyed unless this Lease shall cease and terminate under the provisions of Section 20

(b)    All policies of the insurance provided for in Section 8(a) (it being acknowledged that Tenant shall not be required to carry Personal Property Insurance) shall be issued in form reasonably acceptable to Landlord by insurance companies with a rating of not less than “A” and financial size of not less than Class XII, in the most current available “Best’s Insurance Reports”, and licensed to do business in the state in which the Building is located. Each and every such policy (unless specifically indicated otherwise)

(i)    with respect to Section 8(a)(i) only, shall name Landlord, Lender (as defined in Section 24), and any other party reasonably designated by Landlord, as an additional insured. In addition, the coverage described in Section 8(a)(ii)(A) relating to the Improvements shall also name Landlord as “loss payee”;

(ii)    shall be delivered to Landlord through a certificate of insurance evidencing the required lines of coverage, insurance limits and coverage endorsements set forth in this Lease, and otherwise in a form acceptable to Landlord, prior to the Lease Commencement Date or any earlier entry into the Demised Premises by Tenant or Tenant’s Affiliates (as defined below) and thereafter at least thirty (30) days prior to the expiration of each such policy, and, as often as any such policy shall expire or terminate Renewal or additional policies shall be procured and maintained by Tenant in like manner and to like extent,

(iii)    shall contain a provision that the insurer will give to Landlord and such other parties in interest at least ten (10) days notice in writing in advance of any material change, cancellation, termination or lapse, or the effective date of any reduction in the amounts of insurance, and

(iv)    shall be written as a primary policy which does not contribute to and is not in excess of coverage which Landlord may carry

(c)    In the event that Tenant shall fail to carry and maintain the insurance coverages set forth in this Section 8, Landlord may upon ten (10) days notice to Tenant (unless such coverages will lapse in which event no such notice shall be necessary) procure such policies of insurance and Tenant shall promptly reimburse Landlord therefor.

(d)    Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant hereby waive any rights each may have against the other on account of any loss or damage occasioned to Landlord or Tenant, as the case may be, their respective property, the Demised Premises, its contents or to the other portions of the Building, arising from any risk covered by “Special Form” fire and extended coverage insurance of the type and amount required to be carried hereunder (or, with respect to Personal Property Insurance, would be covered if Tenant earned such insurance in an amount not less than one hundred percent (100%) of the full replacement value of the respective covered items), provided that such waiver does not invalidate such policies or prohibit recovery thereunder The parties hereto shall cause their respective insurance companies insuring the property of either Landlord or Tenant against any such loss, to waive any right of subrogation that such insurers may have against Landlord or Tenant, as the case may be

9    Utilities. During the Term, Tenant shall promptly pay as billed to Tenant all rents and charges for water and sewer services and all costs and charges for gas, steam, electricity, fuel, light, power, telephone, heat and any other utility or service used or consumed in or servicing the Demised Premises and all other costs and expenses involved in the care, management and use thereof as charged by the applicable utility companies All such utilities shall be separately metered and billed to Tenant, and Tenant shall establish an account with the utility provider with respect to each such separately metered utility Tenant’s obligation for payment of all utilities shall commence on the earlier of the Lease Commencement Date or the date of Tenant’s actual occupancy of all or any portion of the Demised Premises, including any period of occupancy prior to the Lease Commencement Date, regardless of whether or not Tenant conducts business operations during such period of occupancy. If Tenant fails to pay any utility bills or charges, Landlord may, at its option and upon reasonable notice to Tenant, pay the same and in such event, the amount of such payment, together with interest thereon at the Interest Rate as defined in Section 32 from the dale of such payment by Landlord, will be added to Tenant’s next payment due as Additional Rent To the extent Tenant requires additional services by any utility providers at the Demised Premises, Landlord shall reasonably cooperate with respect to any related requests by such utility providers, all at no cost or increased liability or exposure to Landlord

10.    Maintenance and Repairs

(a)    Tenant shall, at its own cost and expense, maintain in good condition and repair and replace as necessary the Demised Premises, including but not limited to the heating, air conditioning and ventilation systems, glass, windows and doors, sprinkler, all plumbing and sewage systems, fixtures, interior walls, floors (including floor slabs), dock areas, dock ramps, ceilings, storefronts, plate glass, skylights, all electrical facilities and equipment including, without limitation, lighting fixtures, lamps, fans and any exhaust equipment and systems, electrical motors, and all other appliances and equipment (including, without limitation, dock levelers, dock shelters, dock seals and dock lighting) of every kind and nature located in, upon or about the Demised Premises, except as to such maintenance, repair and replacement as is the obligation of Landlord pursuant to Section 10(b). Notwithstanding the foregoing, Tenant shall not be responsible under this subsection (a) for performing any repairs to the floor slab of the Demised Premises which are necessary as a result of movement of the structural frame of the Building (or other defects with the structural components of the Building or soil conditions beneath the floor slab (collectively, the “Landlord Floor Obligations”) During the Term, Tenant shall maintain in full force and effect a service contract for the maintenance of the heating, ventilation and air conditioning systems with an entity reasonably acceptable to Landlord; provided, however, that during the one year period following the Lease Commencement Date, such service contract shall be maintained with the contractor that installed the heating, ventilation and air conditioning systems and shall provide for at least two preventive maintenance service calls during such one year period Tenant shall deliver to Landlord (i) a copy of said service contract prior to the Lease Commencement Date, and (ii) thereafter, a copy of a renewal or substitute service contract within thirty (30) days prior to the expiration of the existing service contract Notwithstanding the foregoing, Landlord shall have the option to enter into such service contract for and on behalf of Tenant and, in the event Landlord elects such option, Tenant shall reimburse Landlord, as Additional Rent, all of Landlord’s reasonable costs incurred in connection with such service contract, as well as Landlord’s actual costs of repair and maintenance of the heating, ventilation and air conditioning systems. Tenant’s obligation shall exclude any maintenance, repair and replacement required because of the act or negligence of Landlord, its employees, contractors or agents, which shall be the responsibility of Landlord

(b)    Landlord shall, at its own cost and expense, be responsible for Landlord Floor Obligations and shall maintain in good condition and repair the foundation (beneath the floor slab) and structural frame of the Building (including, without limitation, the structural integrity of the roof and load-bearing walls) In addition, Landlord shall, at its own cost and expense, be responsible for any roof replacements Landlord’s obligation shall exclude the cost of any maintenance or repair required because of the act or negligence of Tenant or any of Tenant’s subsidiaries’ or affiliates, or any of Tenant’s or such subsidiaries’ or affiliates’ agents, contractors, employees, vendors, licensees or invitees (collectively, Tenant’s Affiliates”), the cost of which shall be the responsibility of Tenant Landlord shall never have any obligation to repair, maintain or replace, pursuant to this subsection 10(b) or any other provision of this Lease, any of the Leasehold Improvements or any Tenant’s Change (as defined in Section 18 hereof)

(c)    Except to the extent caused by the negligent action or inaction of Landlord, its employees or agents, and is not covered by the insurance required to be carried by Tenant pursuant to the terms of this Lease (or, with respect to Personal Property Insurance, would be covered if Tenant carried such insurance in an amount not less than one hundred percent (100%) of the full replacement value of the respective covered items), Landlord shall not be liable to Tenant or to any other person for any damage occasioned by failure in any utility system or by the bursting or leaking of any vessel or pipe in or about the Demised Premises, or for any damage occasioned by water coming into the Demised Premises or arising from the acts or neglects of occupants of adjacent property or the public

11    Tenant’s Personal Property; Indemnity. All of Tenant’s machinery, equipment, fixtures, furniture, inventory, raw materials, work in progress, supplies and other personal property in the Demised Premises shall be and remain at Tenant’s sole risk Landlord, its agents, employees and contractors, shall not be liable for, and Tenant hereby releases Landlord from, any and all liability for theft thereof or any damage thereto occasioned by any act of God or by any acts, omissions or negligence of any persons Landlord, its agents, employees and contractors, shall not be liable for any injury to the person or property of Tenant or other persons in or about the Demised Premises, Tenant expressly agreeing to indemnify and save Landlord, its agents, employees and contractors, harmless, in all such cases, except, in the case of personal injury only, to the extent caused by the negligence of Landlord, its agents, employees and contractors. Tenant further agrees to indemnify and reimburse Landlord for any costs or expenses, including, without limitation, attorneys’ fees, that Landlord reasonably may incur in investigating, handling or litigating any such claim against Landlord by a third person, unless such claim arose from the negligence of Landlord, its agents, employees or contractors The provisions of this Section 11 shall survive the expiration or earlier termination of this Lease with respect to any damage, injury or death occurring before such expiration or termination

12    Tenant’s Fixtures    Tenant shall have the right to install in the Demised Premises trade fixtures required by Tenant or used by it in its business, and if installed by Tenant to remove any or all such trade fixtures from time to time during and upon termination or expiration of this Lease, provided, however, that Tenant shall repair and restore any damage or injury to the Demised Premises (to the condition in which the Demised Premises existed prior to such installation) caused by the installation and/or removal of any such trade fixtures. Tenant shall have the right to install all other fixtures as Tenant’s Changes, in accordance with Section 18 below

13    Signs No sign, advertisement or notice shall be inscribed, painted, affixed, or displayed on the windows or exterior walls of the Demised Premises or on any public area of the Building, except in such places, numbers, sizes, colors and styles as are approved in advance in writing by Landlord, and which conform to all applicable laws, ordinances, or covenants affecting the Demised Premises Any and all signs installed or constructed by or on behalf of Tenant pursuant hereto shall be installed, maintained and removed by Tenant at Tenant’s sole cost and expense.

14    Landlord’s Lien Landlord hereby waives its rights under Section 89-7-1 and 89-7-51 of the Mississippi Code with respect to any property of any nature located on or in the Demised Premises other than the Leasehold Improvements and Tenant’s Changes.

15.     Governmental Regulations Tenant shall promptly comply throughout the Term, at Tenant’s sole cost and expense, with all present and future laws, ordinances, orders, rules, regulations or requirements of all federal, state and municipal governments and appropriate departments, commissions, boards and officers thereof (collectively, “Governmental Requirements”) relating to (a) all or any part of the Demised Premises, and (b) the use or manner of use of the Demised Premises and the Building Common Area Tenant shall also observe and comply with the requirements of all policies of public liability, fire and other policies of insurance at any time in force with respect to the Demised Premises Without limiting the foregoing, if as a result of one or more Governmental Requirements it is necessary, from time to time during the Term, to perform an alteration or modification of the Demised Premises, the Building or the Building Common Area (a “Code Modification”) which is made necessary as a result of the specific use being made by Tenant of the Demised Premises or the Leasehold Improvements or a Tenant’s Change, then such Code Modification shall be the sole and exclusive responsibility of Tenant in all respects, any such Code Modification shall be promptly performed by Tenant at its expense in accordance with the applicable Governmental Requirement and with Section 18 hereof. If as a result of one or more Governmental Requirements it is necessary from time to time during the Term to perform a Code Modification which (i) would be characterized as a capital expenditure under generally accepted accounting principles and (ii) is not made necessary as a result of the specific use being made by Tenant of the Demised Premises (as distinguished from an alteration or modification which would be required to be made by the owner of any warehouse-office building comparable to the Building irrespective of the use thereof by any particular occupant) or the Leasehold Improvements or a Tenant’s Change, then (a) Landlord shall have the obligation to perform the Code Modification at its expense, (b) the cost of such Code Modification shall be amortized on a straight-line basis over the useful life of the item in quession, as reasonably determined by Landlord, and (c) Tenant shall be obligated to pay (as Additional Rent, payable in the same manner and upon the same terms and conditions as the Base Rent reserved hereunder) for (i) Tenant’s proportionate share (based on Tenant’s Operating Expense Percentage) of the portion of such amortized costs attributable to the remainder of the Term, including any extensions thereof, with respect to any Code Modification respecting the Building or the Building Common Area, and (ii) the entire portion of such amortized costs attributable to the remainder of the Term, including any extensions thereof, with respect to any Code Modification respecting the Demised Premises Tenant shall promptly send to Landlord a copy of any written notice received by Tenant requiring a Code Modification

16    Environmental Matters.

(a)    For purposes of this Lease.

(i)    “Contamination” as used herein means the presence of or release of Hazardous Substances (as hereinafter defined) into any environmental media from, upon, within, below, into or on any portion of the Demised Premises, the Building, the Building Common Area or the Project so as to require remediation, cleanup or investigation under any applicable Environmental Law (as hereinafter defined)

(ii)    “Environmental Laws” as used herein means all federal, state, and local laws, regulations, orders, permits, ordinances or other requirements, which exist now or as may exist hereafter, concerning protection of human health, safety and the environment, all as may be amended from time to time including, without limitation, the Comprehensive Environmental Response. Compensation and Liability Act, 42 U.S.C 9601 et seq (“CERCLA”) and the Resource Conservation and Recovery Act, 42 U.S.C 6901 et seq (“RCRA”)

(iii)    “Hazardous Substances” as used herein means any hazardous or toxic substance, material, chemical, pollutant, contaminant or waste as those terms are defined by any applicable Environmental Laws and any solid wastes, polychlorinated biphenyls, urea formaldehyde, asbestos, radioactive malerials, radon, explosives, petroleum products and oil.

(b)    Landlord represents and warrants that, except as revealed to Tenant in writing by Landlord, to Landlord’s actual knowledge, Landlord has not treated, stored or disposed of any Hazardous Substances upon or within the Demised Premises in contravention of any Environmental Law, nor, to Landlord’s actual knowledge, has any predecessor owner of the Demised Premises

(c)    Tenant covenants that all its activities, and the activities of Tenant’s Affiliates (as defined in Section 10(b)), on the Demised Premises, the Building, or the Project during the Term will be conducted in compliance with Environmental Laws. Tenant warrants that it is currently in compliance with all applicable Environmental Laws and that there are no pending or threatened notices of deficiency, notices of violation, orders, or judicial or administrative actions involving alleged violations by Tenant of any

Environmental Laws Tenant, at Tenant’s sole cost and expense, shall be responsible for obtaining all permits or licenses or approvals under Environmental Laws necessary for Tenant’s operation of its business on the Demised Premises and shall make all notifications and registrations required by any applicable Environmental Laws Tenant, at Tenant’s sole cost and expense, shall at all times comply with the terms and conditions of all such permits, licenses, approvals, notifications and registrations and with any other applicable Environmental Laws Tenant warrants that it has obtained all such permits, licenses or approvals and made all such notifications and registrations required by any applicable Environmental Laws necessary for Tenant’s operation of its business on the Demised Premises

(d)    Tenant shall not cause or permit any Hazardous Substances to be brought upon, kept or used in or about the Demised Premises, the Building, or the Project without the prior written consent of Landlord, which consent shall not be unreasonably withheld, provided, however, that the consent of Landlord shall not be required for the use at the Demised Premises of cleaning supplies, toner for photocopying machines and other similar materials, in containers and quantities reasonably necessary for and consistent with normal and ordinary use by Tenant in the routine operation or maintenance of Tenant’s office equipment or in the routine janitorial service, cleaning and maintenance for the Demised Premises See Special Stipulation Number 3 of Exhibit C of this Lease.

(e)    Tenant shall not cause or permit the release of any Hazardous Substances by Tenant or Tenant’s Affiliates into any environmental media Such as air, water or land, or into or on the Demised Premises, the Building or the Project in any manner that violates any Environmental Laws. If such release shall occur, Tenant shall (i) take all steps reasonably necessary to contain and control such release and any associated Contamination, (ii) investigate, and clean up or otherwise remedy such release and any associated Contamination to the extent required by, and take any and all other actions required under, applicable Environmental Laws and (iii) notify and keep Landlord reasonably informed of such release and response.

(f)    Regardless of any consents granted by Landlord pursuant to Section 16(d) or Special Stipulation Number 3 of Exhibit C, allowing Hazardous Substances upon the Demised Premises, Tenant shall under no circumstances whatsoever cause or permit (i) any activity on the Demised Premises which would cause the Demised Premises to become subject to regulation as a hazardous waste treatment, storage or disposal facility under RCRA or the regulations promulgated thereunder, (ii) the discharge of Hazardous Substances into the storm sewer system serving the Project or (in) the installation of any underground storage tank or underground piping on or under the Demised Premises

(g)    Tenant shall and hereby does indemnify Landlord and hold Landlord harmless from and against any and all expense, loss, and liability suffered by Landlord (except to the extent that such expenses, losses, and liabilities arise out or Landlord’s own negligence or willful act), by reason of the storage, generation, release, handling, treatment, transportation, disposal, or arrangement for transportation or disposal, of any Hazardous Substances (whether accidental, intentional, or negligent) by Tenant or Tenant’s Affiliates or by reason of Tenant’s breach of any of the provisions of this Section 16 Such expenses, losses and liabilities shall include, without limitation, (i) any and all expenses that Landlord may incur to comply with any Environmental Laws; (ii) any and all costs that Landlord may incur in studying or remedying any Contamination at or arising from the Demised Premises, the Building, or the Project; (iii) any and all costs that Landlord may incur in studying, removing, disposing or otherwise addressing any Hazardous Substances; (iv) any and all fines, penalties or other sanctions and any liens or claims, including but not limited to natural resource damages claims, assessed upon Landlord, and (v) any and all legal and professional fees and costs incurred by Landlord in connection with the foregoing The indemnity contained herein shall survive the expiration or earlier termination of this Lease

17    Construction of Demised Premises.

(a)    Tenant shall be responsible for constructing the interior improvements within the Demised Premises (the “Leasehold Improvements”) Tenant’s proposed architect/engineer and construction contractor is subject to Landlord’s prior approval, which approval shall not be unreasonably withheld or delayed Subject to approval by Landlord of the Plans and Specifications, Landlord acknowledges that the initial scope of work with respect to the Leasehold Improvements as set forth on Exhibit B-1 is approved Tenant shall retain KBD Construction Services, Inc. (or other general contractor approved by Landlord) as its general contractor for performance of the work described on Exhibit B attached hereto. Within one hundred twenty (120) days after the Lease Date, Tenant shall, at its sole cost and expense, prepare and submit to Landlord for Landlord’s written approval or disapproval (which approval will not be unreasonably withheld or conditioned) a complete set of plans and specifications and construction drawings (collectively, the “Plans and Specifications”) covering all work to be performed by Tenant in constructing the Leasehold Improvements The Plans and Specifications shall be in such detail as Landlord may reasonably require and shall be in compliance with all applicable statutes, ordinances and regulations, provided, however, that Landlord’s approval of the Plans and Specifications shall not be deemed to be a warranty or representation that the Plans and Specifications comply with all applicable statutes, ordinances and regulations. Landlord shall review the Plans and Specifications and indicate requested changes, if any, by written notice to Tenant, within thirty (30) days after receipt of the Plans and Specifications by Landlord If Landlord fails to indicate such requested changes to the Plans and Specifications by such date, the Plans and Specifications shall be deemed approved Thereafter, any changes to the Plans and Specifications shall be subject to Landlord’s written approval

(b)    Landlord shall deliver the Demised Premises to Tenant on the day following the Lease Date in its shell state Tenant’s acceptance of the Demised Premises prior to the Lease Commencement Date shall not be deemed to create an obligation to pay Base Rent or Additional Rent prior to the dates set forth herein, provided that Tenant shall otherwise comply with all of the terms and conditions of this Lease upon acceptance of the Demised Premises Commencing on the Lease Date Tenant shall be responsible for payment of all costs and charges for gas, steam, electricity, fuel, light, power, telephone, heat and any other utility or service used or consumed in or servicing the Demised Premises during such period of early entry (except that Tenant shall not be responsible for such costs and charges attributable to the Jacobson Portion until Tenant takes possession of such space as provided below) Notwithstanding the foregoing, Tenant shall not be entitled to enter the Jacobson Portion until the later of (a) the Jacobson Vacation Date or (b) the date on which Jacobson has fully vacated the Jacobson Portion and delivered it to Landlord in accordance with the requirements of the Jacobson Lease

(c)    Tenant or its contractor shall use reasonable speed and diligence to construct the Leasehold Improvements in a good, first-class, workmanlike and timely manner and in accordance with the Plans and Specifications Tenant shall carry, or cause its contractor to carry, insurance reasonably satisfactory to Landlord throughout the construction of the Leasehold Improvements. Landlord shall at all times have access to the Demised Premises in order to monitor all construction activities and to ensure that the work is conducted in conformance with the approved Plans and Specifications Regardless of whether or not Tenant is able to substantially complete the Leasehold Improvements or commence business operations from the Demised Premises by the Lease Commencement Date, Tenant’s obligation to pay its Proportionate Share of Operating Expenses shall begin on such date and its obligation to pay Base Rent shall commence on the Base Rent Commencement Date.

(d)    Upon substantial completion of the Leasehold Improvements, a representative of Landlord and a representative of Tenant together shall inspect the Demised Premises and generate a punchlist of defective or uncompleted items relating to the completion of construction of the Leasehold Improvements. Tenant shall, within a reasonable time after such punchlist is prepared and agreed upon by Landlord and Tenant, complete such incomplete work and remedy such defective work as are set forth on the punchlist

(e)    Landlord shall reimburse Tenant for Tenant’s costs (as defined in subsection (f) below) incurred in constructing the Leasehold Improvements, up to $1,332,918.00 (the “Tenant Allowance”) as follows

(1)    Landlord shall pay fifty percent (50%) of the Tenant Allowance, less a holdback (the “Holdback”) equal to 10%. to Tenant at such time as

(i)    Tenant has delivered to Landlord copies of Tenant’s building permit,

(ii)    Tenant has received Landlord’s written approval of the Plans and Specifications,

(iii)    Tenant’s contractors have completed Leasehold Improvements within the Demised Premises the cost of which collectively equals at least fifty percent (50%) of the Tenant Allowance (the “First Disbursement Improvements”), as evidenced by a certificate from Tenant’s architect and invoices, receipts and other evidence reasonably required by Landlord to evidence the cost of the Leasehold Improvements made as of the date of Tenant’s request for payment, and

(iv)    Tenant has delivered to Landlord partial lien waivers for the first Disbursement Improvements, from Tenant’s contractors, all subcontractors and all laborers or material suppliers having performed any of the First Disbursement Improvements

(2)    Landlord shall pay the remainder of the Tenant Allowance to Tenant at such time as

(i)    Tenant’s contractors have completed Leasehold Improvements within the Demised Premises the cost of which collectively equals at least $2,666,000.00 (the “Second Disbursement Improvements”), as evidenced by a certificate from Tenant’s architect and invoices, receipts and other evidence reasonably required by Landlord to evidence the cost of the Leasehold Improvements made as of the date of Tenant’s request for payment; and,

(ii)    Tenant has delivered to Landlord partial lien waivers for the Second Disbursement Improvements, from Tenant’s contractors, all subcontractors and all laborers or material suppliers having performed any of the Second Disbursement Improvements

(f)    Notwithstanding the foregoing, in no event shall Landlord be obligated to pay any portion of the Tenant Allowance to Tenant unless at the time such payment is due (i) Tenant has deliver the Security Deposit to Landlord and (ii) no Event of Default has occurred and no facts or circumstances then exist which, with the giving of notice or the passage of time, or both, would constitute an Event of Default. If and to the extent Tenant has not utilized the entire Tenant Allowance on or before the date which is one hundred eighty (180) days following the Lease Commencement Date, Tenant shall no longer be entitled to receive the Tenant Allowance (any remaining portion of the Tenant Improvement Allowance being referred to herein as the “Remaining Tenant Allowance”), provided however, that if there remains any such unused portion at the end of such one hundred eighty (180) day period, Tenant shall receive a credit against Base Rent in the amount of the Remaining Tenant Allowance, to be realized through a credit against up to one-fourth (1/4) of each of the following monthly Base Rent payments until such credit is fully realized.

18    Tenant Alterations and Additions

(a)    Tenant shall not make or permit to be made any alterations, improvements, or additions to the Demised Premises (a “Tenant’s Change”), without first obtaining on each occasion Landlord’s prior written consent (which consent Landlord agrees not to unreasonably withhold) and Lender’s prior written consent (if such consent is required). As part of its approval process, Landlord may require that Tenant submit plans and specifications to Landlord, for Landlord’s approval or disapproval, which approval shall not be unreasonably withheld All Tenant’s Changes shall be performed in accordance with all legal requirements applicable thereto and in a good and workmanlike manner with first-class materials Tenant shall maintain or cause to be maintained, builder’s risk insurance coverage for the full replacement cost of any permanent improvements made to the Demised Premises. Such coverage shall commence no later than the inception of construction services, be maintained until a certificate of substantial completion is obtained, and include a waiver of subrogation provision in favor of the Landlord Evidence of such coverage should be provided to Landlord in the form of a certificate of insurance prior to the start of construction. If Landlord at the time of giving its approval to any Tenant’s Change notifies Tenant in writing that approval is not conditioned upon removal of Tenant’s Change at the termination or expiration of this Lease, then Tenant shall not be required to remove the applicable Tenant’s Change at the termination or expiration of this Lease, provided, however, that absent a written confirmation that approval is not conditioned on removal, then Tenant shall, at its sole cost and expense and at Landlord’s option upon the termination or expiration of this Lease, remove the same and restore the Demised Premises to its condition prior to such Tenant’s Change No Tenant’s Change shall be structural in nature or impair the structural strength of the Building or reduce its value Tenant shall pay the full cost of any Tenant’s Change and shall give Landlord such reasonable security as may be requested by Landlord to insure payment of such cost Except as otherwise provided herein and in Section 12, all Tenant’s Changes and all repairs and all other property attached to or installed on the Demised Premises by or on behalf of Tenant shall immediately upon completion or installation thereof be and become part of the Demised Premises and the property of Landlord without payment therefor by Landlord and shall be surrendered to Landlord upon the expiration or earlier termination of this Lease

(b)    To the extent permitted by law, all of Tenant’s contracts and subcontracts for such Tenant’s Changes shall provide that no lien shall attach to or be claimed against the Demised Premises or any interest therein, and that all subcontracts let thereunder shall contain the same provision Whether or not Tenant furnishes the foregoing, Tenant agrees to hold Landlord harmless from, and defend against (with legal counsel acceptable to Landlord) all liens, claims and liabilities of every kind, nature and description which may arise out of or in any way be connected with such work Tenant shall not permit the Demised Premises to become subject to any mechanics’, laborers’ or materialmen’s lien on account of labor, material or services furnished to Tenant or claimed to have been furnished to Tenant in connection with work of any character performed or claimed to have been performed for the Demised Premises by, or at the direction or sufferance of Tenant and if any such liens are filed against the Demised Premises, Tenant shall promptly discharge the same; provided, however, that Tenant shall have the right to contest, in good faith and with reasonable diligence, the validity of any such lien or claimed lien if Tenant shall give to Landlord, within fifteen (15) days after demand, such security as may be reasonably satisfactory to Landlord to assure payment thereof and to prevent any sale, foreclosure, or forfeiture of Landlord’s interest in the Demised Premises by reason of non-payment thereof, provided further that on final determination of the lien or claim for lien, Tenant shall immediately pay any judgment rendered, with all proper costs and charges, and shall have the lien released and any judgment satisfied. If Tenant fails to post such security or does not diligently contest such lien, Landlord may, without investigation of the validity of the lien claim, discharge such lien and Tenant shall reimburse Landlord upon demand for all costs and expenses incurred in connection therewith, which expenses shall include any attorneys’ fees, paralegals’ fees and any and all costs associated therewith, including litigation through all trial and appellate levels and any costs in posting bond to effect a discharge or release of the lien. Nothing contained in this Lease shall be construed as a consent on the part of Landlord to subject the Demised Premises to liability under any lien law now or hereafter existing of the state in which the Demised Premises are located

19    Services by Landlord Landlord shall be responsible for providing for maintenance of the Building Common Area, and, except as required by Section 10(b) hereof or as otherwise specifically provided for herein, Landlord shall be responsible for no other services whatsoever. Tenant, by payment of Tenant’s share of the Operating Expenses, shall pay Tenant’s pro rata share of the expenses incurred by Landlord hereunder

20    Fire and Other Casualty In the event the Demised Premises are damaged by fire or other casualty insured by Landlord, Landlord agrees to promptly restore and repair the Demised Premises at Landlord’s expense, including the Improvements to be insured by Tenant, but only to the extent Landlord receives insurance proceeds therefor, including the proceeds from the insurance required to be carried by Tenant on the Improvements Notwithstanding the foregoing, in the event that the Demised Premises are (i) in the reasonable opinion of a qualified third party construction engineer, so destroyed that they cannot be repaired or rebuilt within three hundred sixty (360) days after the later of (a) the date of such damage and (b) the date all tenants, including Tenant, vacate the necessary portions of the Building to allow Landlord to commence said repair (a “Timing Issue”), or (ii) destroyed by a casualty which is not covered by Landlord’s insurance (including the amount of the deductible), or if such casualty is covered by Landlord’s insurance but Lender or other party entitled to insurance proceeds fails to make such proceeds available to Landlord in an amount sufficient for restoration of the Demised Premises (a “Proceeds Issue”), then Landlord shall give written notice to Tenant of such determination (the “Determination Notice”) within sixty (60) days of such casualty Either Landlord or Tenant may terminate and cancel this Lease effective as of the date of such casualty by giving written notice to the other party within thirty (30) days after Tenant’s receipt of the Determination Notice (any such written notice by Landlord shall be referred to herein as “Landlord Termination Notice”. Upon the giving of such termination notice, all obligations hereunder with respect to periods from and after the effective date of termination shall thereupon cease and terminate. If no such termination notice is given, Landlord shall, to the extent of the available insurance proceeds, make such repair or restoration of the Demised Premises to the approximate condition existing prior to such casualty, promptly and in such manner as not to unreasonably interfere with Tenant’s use and occupancy of the Demised Premises (if Tenant is still occupying the Demised Premises). Base Rent and Additional Rent shall proportionately abate during the time that the Demised Premises or any part thereof are unusable by reason of any such damage thereto Notwithstanding the foregoing, Tenant shall have the right to reject a Landlord Termination Notice, by written notice to Landlord (a “Rejection Notice”) within ten (10) days following delivery of the Landlord Termination Notice if (i) the right to terminate is due to a Timing Issue and not a Proceeds Issue, and (ii) there are not less than five (5) years remaining in the Term (as the same may have been extended). If, at the time of the delivery of the Landlord Termination Notice, there are less than five (5) years remaining in the Term, but Tenant would otherwise still have the right to exercise one of the renewal options described in Special Stipulation Number 1 of Exhibit C attached hereto if not for the Timing Requirements (as defined in such Special Stipulation), then Tenant shall have the right to exercise such renewal option, notwithstanding the Timing Requirements, in which event the terms of Special Stipulation Number 1 shall apply No Rejection Notice shall be valid or binding on Landlord if the Tangible Net Worth of Tenant as of the day immediately preceding the casualty has decreased from its Tangible Net Worth on the Lease Date, if an Event of Default has occurred or if any facts or circumstances then exist which, with the giving of notice or the passage of time, or both, would constitute an Event of Default at the time of delivery of the Rejection Notice, or if Tenant has entered into any sublease of any portion of the Demised Premises. If Tenant validly and timely delivers a Rejection Notice, this Lease shall remain in full force and effect in accordance with its terms and Landlord shall diligently cause restoration of the Demised Premises in accordance with the terms of this Section 20

21    Condemnation

(a)    If all of the Demised Premises is taken or condemned for a public or quasi-public use, or if a material portion of the Demised Premises is taken or condemned for a public or quasi-public use and the remaining portion thereof is not usable by Tenant in the reasonable opinion of Landlord and Tenant, this Lease shall terminate as of the earlier of the date title to the condemned real estate vests in the condemnor or the date on which Tenant is deprived of possession of the Demised Premises. In such event, the Base Rent herein reserved and all Additional Rent and other sums payable hereunder shall be apportioned and paid in full by Tenant to Landlord to that date, all Base Rent, Additional Rent and other sums payable hereunder prepaid for periods beyond that date shall forthwith be repaid by Landlord to Tenant, and neither party shall thereafter have any liability hereunder, except that any obligation or liability of either party, actual or contingent, under this Lease which has accrued on or prior to such termination date shall survive

(b)    If only part of the Demised Premises is taken or condemned for a public or quasi-public use and this Lease does not terminate pursuant to Section 21(a), Landlord shall, to the extent of the award it receives, restore the Demised Premises to a condition and to a size as nearly comparable as reasonably possible to the condition and size thereof immediately prior to the taking, and there shall be an equitable adjustment to the Base Rent and Additional Rent based on the actual loss of use of the Demised Premises suffered by Tenant from the taking

(c)    Landlord shall be entitled to receive the entire award in any proceeding with respect to any taking provided for in this Section 21, without deduction therefrom for any estate vested in Tenant by this Lease, and Tenant shall receive no part of such award. Nothing herein contained shall be deemed to prohibit Tenant from making a separate claim, against the condemnor, to the extent permitted by law, for the value of Tenant’s moveable trade fixtures, machinery and moving expenses, provided that the making of such claim shall not and does not adversely affect or diminish Landlord’s award

22    Tenant’s Default

(a)    The occurrence of any one or more of the following events shall constitute an “Event of Default” of Tenant under this Lease:

(i)    if Tenant fails to pay Base Rent or any Additional Rent hereunder as and when such rent becomes due and such failure shall continue for more than five (5) days after Landlord gives written notice to Tenant of such failure (provided, however, that if payment of any Base Rent or Additional Rent required hereunder is by check, and following deposit thereof such check is rejected or returned due to insufficient funds, then such event shall constitute an immediate Event of Default and no such five (5) day notice and cure period shall be required),

(ii)    if Tenant fails to pay Base Rent or any Additional Rent on time more than three (3) times in any period of twelve (12) months, notwithstanding that such payments have been made within the applicable cure period;

(iii)    if the Demised Premises become vacant, deserted, or abandoned for more than ten (10) consecutive days and the Demised Premises is not being maintained in a manner reasonably expected to prevent waste, or if Tenant fails to take possession of the Demised Premises on the Lease Commencement Date or promptly thereafter for any reason other than the failure of Jacobson to timely vacate the Demised Premises (or the failure of Landlord to timely perform its obligations hereunder),

(iv)    if Tenant permits to be done anything which creates a lien upon the Demised Premises and fails to discharge or bond such lien, or post security with Landlord acceptable to Landlord within thirty (30) days after receipt by Tenant of written notice thereof;

(v)    if Tenant fails to maintain in force all policies of insurance required by this Lease and such failure shall continue for more than ten (10) days after Landlord gives Tenant written notice of such failure,

(vi)    if any petition is filed by or against Tenant or any guarantor of this Lease under any present or future section or chapter of the Bankruptcy Code, or under any similar law or statute of the United States or any state thereof (which, in the case of an involuntary proceeding, is not permanently discharged, dismissed, stayed, or vacated, as the case may be, within sixty (60) days of commencement), or if any order for relief shall be entered against Tenant or any guarantor of this Lease in any such proceedings,

(vii)    if Tenant or any guarantor of this Lease becomes insolvent or makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors,

(viii)    if a receiver, custodian, or trustee is appointed for the Demised Premises or for all or substantially all of the assets of Tenant or of any guarantor of this Lease, which appointment is not vacated within sixty (60) days following the date of such appointment, or

(ix)    if Tenant fails to perform or observe any other term of this Lease and such failure shall continue for more than thirty (30) days after Landlord gives Tenant written notice of such failure, or, if such failure cannot be corrected within such thirty (30) day period, if Tenant does not commence to correct such default within said thirty (30) day period and thereafter diligently prosecute the correction of same to completion within a reasonable time

(b)    Upon the occurrence of any one or more Events of Default, Landlord may, at Landlord’s option, without any demand or notice whatsoever (except as expressly required in this Section 22):

(i)    Terminate this Lease by giving Tenant notice of termination, in which event this Lease shall expire and terminate on the date specified in such notice of termination and all rights of Tenant under this Lease and in and to the Demised Premises shall terminate. Tenant shall remain liable for all obligations under this Lease arising up to the date of such termination, and Tenant shall surrender the Demised Premises to Landlord on the date specified in such notice, or

(ii)    Terminate this Lease as provided in Section 22(b)(i) hereof and recover from Tenant all damages Landlord may incur by reason of Tenant’s default, including, without limitation, an amount which, at the date of such termination, is calculated as follows (1) the value of the excess, if any, of (A) the Base Rent, Additional Rent and all other sums which would have been payable hereunder by Tenant for the period commencing with the day following the date of such termination and ending with the Expiration Date had this Lease not been terminated (the “Remaining Term”), over (B) the aggregate reasonable rental value of the Demised Premises for the Remaining Term (which excess, if any shall be discounted to present value at the “Treasury Yield” as defined below for the Remaining Term), plus (2) the costs of recovering possession of the Demised Premises and all other expenses incurred by Landlord due to Tenant’s default, including, without limitation, reasonable attorney’s fees; plus (3) the unpaid Base Rent and Additional Rent earned as of the date of termination plus any interest and late fees due hereunder, plus other sums of money and damages owing on the date of termination by Tenant to Landlord under this Lease or in connection with the Demised Premises. The amount as calculated above shall be deemed immediately due and payable. The payment of the amount calculated in subparagraph (ii)(1) shall not be deemed a penalty but shall merely constitute payment of liquidated damages, it being understood and acknowledged by Landlord and Tenant that actual damages to Landlord are extremely difficult, if not impossible, to ascertain “Treasury Yield” shall mean the rate of return in percent per annum of Treasury Constant Maturities for the length of time specified as published in document H. 15(519) (presently published by the Board of Governors of the U.S. Federal Reserve System titled “Federal Reserve Statistical Release”) for the calendar week immediately preceding the calendar week in which the termination occurs. If the rate of return of Treasury Constant Maturities for the calendar week in question is not published on or before the business day preceding the date of the Treasury Yield in question is to become effective, then the Treasury Yield shall be based upon the rate of return of Treasury Constant Maturities for the length of time specified for the most recent calendar week for which such publication has occurred. If no rate of return for Treasury Constant Maturities is published for the specific length of time specified, the Treasury Yield for such length of time shall be the weighted average of the rates of return of Treasury Constant Maturities most nearly corresponding to the length of the applicable period specified. If the publishing of the rate of return of Treasury Constant Maturities is ever discontinued, then the Treasury Yield shall be based upon the index which is published by the Board of Governors of the U.S Federal Reserve System in replacement thereof or, if no such replacement index is published, the index which, in Landlord’s reasonable determination, most nearly corresponds to the rate of return of Treasury Constant Maturities. In determining the aggregate reasonable rental value pursuant to subparagraph (ii)(1)(B) above, the parties hereby agree that, at the time Landlord seeks to enforce this remedy, all relevant factors should be considered, including, but not limited to, (a) the length of time remaining in the Remaining Term, (b) the then current market conditions in the general area in which the Building is located, (c) the likelihood of reletting the Demised Premises for a period of time equal to the remainder of the Term, (d) the net effective rental rates then being obtained by landlords for similar type space of similar size in similar type buildings in the general area in which the Building is located, (e) the vacancy levels in the general area in which the Building is located, (f) current levels of new construction that will be completed during the Remaining Term and how this construction will likely affect vacancy rates and rental rates and (g) inflation; or

(iii)    Without terminating this Lease, declare immediately due and payable the sum of the following (1) the present value (calculated using the “Treasury Yield”) of all Base Rent and Additional Rent due and coming due under this Lease for the entire Remaining Term (as if by the terms of this Lease they were payable in advance), plus (2) the cost of recovering and reletting the Demised Premises and all other expenses incurred by Landlord in connection with Tenant’s default, plus (3) any unpaid Base Rent, Additional Rent and other rentals, charges, assessments and other sums owing by Tenant to Landlord under this Lease or in connection with the Demised Premises as of the date this provision is invoked by Landlord, plus (4) interest on all such amounts from the date due at the Interest Rate, and Landlord may immediately proceed to distrain, collect, or bring action for such sum, or may file a proof of claim in any bankruptcy or insolvency proceedings to enforce payment thereof, provided, however, that such payment shall not be deemed a penalty or liquidated damages, but shall merely constitute payment in advance of all Base Rent and Additional Rent payable hereunder throughout the Term, and provided further, however, that upon Landlord receiving such payment, Tenant shall be entitled to receive from Landlord all rents received by Landlord from other assignees, tenants and subtenants on account of said Demised Premises during the remainder of the Term (provided that the monies to which Tenant shall so become entitled shall in no event exceed the entire amount actually paid by Tenant to Landlord pursuant to this subparagraph (iii)), less all costs, expenses and attorneys’ fees of Landlord incurred but not yet reimbursed by Tenant in connection with recovering and reletting the Demised Premises, or

(iv)    Without terminating this Lease, in its own name but as agent for Tenant, enter into and upon and take possession of the Demised Premises or any part thereof. Any property’ remaining in the Demised Premises may be removed and stored in a warehouse or elsewhere at the cost of, and for the account of. Tenant without Landlord being deemed guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby unless caused by Landlord’s negligence. Thereafter, Landlord may, but shall not be obligated to, lease to a third party the Demised Premises or any portion thereof as the agent of Tenant upon such terms and conditions as Landlord may deem necessary or desirable in order to relet the Demised Premises. The remainder of any rentals received by Landlord from such reletting, after the payment of any indebtedness due hereunder from Tenant to Landlord, and the payment of any costs and expenses of such reletting, shall be held by Landlord to the extent of and for application in payment of future rent owed by Tenant, if any, as the same may become due and payable hereunder. If such rentals received from such reletting shall at any time or from time to time be less than sufficient to pay to Landlord the entire sums then due from Tenant hereunder. Tenant shall pay any such deficiency to Landlord. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for any such previous default provided same has not been cured; or

(v)    Without terminating this Lease, and with or without notice to Tenant, enter into and upon the Demised Premises and, without being liable for prosecution or any claim for damages therefor, maintain the Demised Premises and repair or replace any damage thereto or do anything or make any payment for which Tenant is responsible hereunder. Tenant shall reimburse Landlord immediately upon demand for any expenses which Landlord incurs in thus effecting Tenant’s compliance under this Lease and Landlord shall not be liable to Tenant for any damages with respect thereto; or

(vi)    Without liability to Tenant or any other party and without constituting a constructive or actual eviction, suspend or discontinue furnishing or rendering to Tenant any property, material, labor, utilities or other service, wherever Landlord is obligated to furnish or render the same so long as an Event of Default exists under this Lease; or

(vii)    With or without terminating this Lease, allow the Demised Premises to remain unoccupied and collect rent from Tenant as it comes due; or

(viii)    Pursue such other remedies as are available at law or equity.

(c)    If this Lease shall terminate as a result of or while there exists an Event of Default hereunder, any funds of Tenant held by Landlord may be applied by Landlord to any damages payable by Tenant (whether provided for herein or by law) as a result of such termination or default.

(d)    Neither the commencement of any action or proceeding, nor the settlement thereof, nor entry of judgment thereon shall bar Landlord from bringing subsequent actions or proceedings from time to time, nor shall the failure to include in any action or proceeding any sum or sums then due be a bar to the maintenance of any subsequent actions or proceedings for the recovery of such sum or sums so omitted.

(e)    No agreement to accept a surrender of the Demised Premises and no act or omission by Landlord or Landlord’s agents during the Term shall constitute an acceptance or surrender of the Demised Premises unless made in writing and signed by Landlord No re-entry or taking possession of the Demised Premises by Landlord shall constitute an election by Landlord to terminate this Lease unless a written notice of such intention is given to Tenant. No provision of this Lease shall be deemed to have been waived by either party unless such waiver is in writing and signed by the party making such waiver Landlord’s acceptance of Base Rent or Additional Rent in full or in part following an Event of Default hereunder shall not be construed as a waiver of such Event of Default. No custom or practice which may grow up between the parties in connection with the terms of this Lease shall be construed to waive or lessen either party’s right to insist upon strict performance of the terms of this Lease, without a written notice thereof to the other party.

(f)    If an Event of Default shall occur, Tenant shall pay to Landlord, on demand, all expenses incurred by Landlord as a result thereof, including reasonable attorneys’ fees, court costs and expenses actually incurred.

23    Landlord’s Right of Entry Tenant agrees to permit Landlord and the authorized representatives of Landlord and of Lender to enter upon the Demised Premises at all reasonable times for the purposes of inspecting the Demised Premises and Tenant’s compliance with this Lease, and making any necessary repairs thereto; provided that, except in the case of an emergency, Landlord shall give Tenant reasonable prior notice of landlord’s intended entry upon the Demised Premises Nothing herein shall imply any duty upon the part of Landlord to do any work required of Tenant hereunder, and the performance thereof by Landlord shall not constitute a waiver of Tenant’s default in failing to perform it Landlord shall not be liable for inconvenience, annoyance, disturbance or other damage to Tenant by reason of making such repairs or the performance of such work in the Demised Premises or on account of bringing materials, supplies and equipment into or through the Demised Premises during the course thereof, and the obligations of Tenant under this Lease shall not thereby be affected, provided, however, that Landlord shall use reasonable efforts not to disturb or otherwise interfere with Tenant’s operations in the Demised Premises in making such repairs or performing such work. Landlord also shall, after giving Tenant reasonable prior notice, have the right to enter the Demised Premises at all reasonable times in a manner which does not interfere with the operations of Tenant’s business, to exhibit the Demised Premises to any prospective purchaser, mortgagee or tenant thereof. For purposes of this right of entry. Tenant shall have the right to limit and control access, to the minimum level practical, to areas that would reasonably be considered confidential. The right of entry by any party shall be subject to such party’s agreement to abide by all reasonable safety precautions imposed by Tenant.

24    Lender’s Rights

(a)    For purposes of this Lease:

(i)    “Lender” as used herein means the holder of a Mortgage;

(ii)    “Mortgage” as used herein means any or all mortgages, deeds to secure debt, deeds of trust or other instruments in the nature thereof which may now or hereafter affect or encumber Landlord’s title to the Demised Premises, and any amendments, modifications, extensions or renewals thereof.

(b)    This Lease and all rights of Tenant hereunder are and shall be subject and subordinate to the lien and security title of any Mortgage. Tenant recognizes and acknowledges the right of Lender to foreclose or exercise the power of sale against the Demised Premises under any Mortgage.

(c)    Within fifteen (15) days after Landlord’s request, Tenant shall, in confirmation of the subordination set forth in Section 24(b) and notwithstanding the fact that such subordination is selfoperative, and no further instrument or subordination shall be necessary, execute, acknowledge, and deliver to Landlord or to Lender any and all instruments requested by either of them to evidence such subordination.

(d)    At any time during the Term, Lender may, by written notice to Tenant, make this Lease superior to the lien of its Mortgage. If requested by Lender, Tenant shall, upon demand, at any time or times, execute, acknowledge, and deliver to Lender, any and all instruments that may be necessary to make this Lease superior to the lien of any Mortgage.

(e)    If Lender (or Lender’s nominee, or other purchaser at foreclosure) shall hereafter succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease, Tenant shall, if requested by such successor, attorn to and recognize such successor as Tenant’s landlord under this Lease without change in the terms and provisions of this Lease and shall promptly execute and deliver any instrument that may be necessary to evidence such attornment, provided that such successor shall not be bound by (i) any payment of Base Rent or Additional Rent for more than one month in advance, except prepayments in the nature of security for the performance by Tenant of its obligations under this Lease, and then only if such prepayments have been deposited with and are under the control of such successor, (ii) any provision of any amendment to the Lease to which Lender has not consented, (iii) the defaults of any prior landlord under this Lease, or (iv) any offset rights arising out of the defaults of any prior landlord under this Lease. Upon such attornment, this Lease shall continue in full force and effect as a direct lease between each successor landlord and Tenant, subject to all of the terms, covenants and conditions of this Lease.

(f)    Landlord represents and warrants that its current Lender is MHCB (USA) LEASING & FINANCE CORPORATION (“Current Lender”) Simultaneously with its execution and delivery of this Lease, Tenant shall execute and deliver to Landlord the subordination, attornment and nondisturbance agreement attached hereto as Exhibit F (the “Current SNDA”) Landlord shall cause the Current Lender to execute and deliver the Current SNDA to Tenant within a reasonable time following the Lease Date. In the event there is any other Mortgage at any time during the Term, Landlord shall, at Tenant’s request, use reasonable efforts to cause the Lender to enter into a subordination, nondisturbance and attornment agreement with Tenant reasonably satisfactory to Tenant and consistent with this Section 24.

25    Estoppel Certificate and Financial Statement

(a)    Landlord and Tenant agree, at any time, and from time to time, within fifteen (15) days after written request of the other, to execute, acknowledge and deliver a statement in writing in recordable form to the requesting party and/or its designee certifying that (i) this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect, as modified), (ii) the dates to which Base Rent, Additional Rent and other charges have been paid, (iii) whether or not, to the best of its knowledge, there exists any failure by the requesting party to perform any term, covenant or condition contained in this Lease, and, if so, specifying each such failure, (iv) (if such be the case) Tenant has unconditionally accepted the Demised Premises and is conducting its business therein, and (v) and as to such additional matters as may be requested, it being intended that any such statement delivered pursuant hereto may be relied upon by the requesting party and by any purchaser of title to the Demised Premises or by any mortgagee or any assignee thereof or any party to any sale-leaseback of the Demised Premises, or the landlord under a ground lease affecting the Demised Premises.

(b)    If Landlord desires to finance, refinance, or sell the Building, Tenant and all guarantors of Tenant’s obligations hereunder, if any, shall deliver to any potential lender or purchaser designated by Landlord such financial statements of Tenant and such guarantors as may be reasonably required by such lender or purchaser, including but not limited to Tenant’s financial statements for the past 3 years. All such financial statements shall be received by Landlord and such lender or purchaser in confidence and shall be used only for the purposes herein set forth and Tenant shall have the right to condition delivery of such financial statements upon delivery by the recipient of a confidentiality agreement reasonably acceptable to Tenant (it being hereby agreed that the confidentiality agreement attached hereto as Exhibit G or a reasonable derivation thereof shall be deemed reasonably acceptable).

26    Landlord Liability. NO OWNER OF THE DEMISED PREMISES, WHETHER OR NOT NAMED HEREIN, SHALL HAVE LIABILITY HEREUNDER AFTER IT CEASES TO HOLD TITLE TO THE DEMISED PREMISES. NEITHER LANDLORD NOR ANY OFFICER, DIRECTOR, SHAREHOLDER, PARTNER OR PRINCIPAL OF LANDLORD, WHETHER DISCLOSED OR UNDISCLOSED, SHALL BE UNDER ANY PERSONAL LIABILITY WITH RESPECT TO ANY OF THE PROVISIONS OF THIS LEASE. IN THE EVENT LANDLORD IS IN BREACH OR DEFAULT WITH RESPECT TO LANDLORD’S OBLIGATIONS OR OTHERWISE UNDER THIS LEASE, TENANT SHALL LOOK SOLELY TO THE EQUITY OF LANDLORD IN THE BUILDING FOR THE SATISFACTION OF TENANTS REMEDIES. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT LANDLORD’S LIABILITY UNDER THE TERMS, COVENANTS, CONDITIONS, WARRANTIES AND OBLIGATIONS OF THIS LEASE SHALL IN NO EVENT EXCEED LANDLORD’S EQUITY INTEREST IN THE BUILDING.

27    Notices Any notice required or permitted to be given or served by either party to this Lease shall be deemed given when made in writing, and either (i) personally delivered, (ii) delivered by the United States Postal Service, or (iii) delivered by a nationally recognized overnight delivery service providing proof of delivery, properly addressed to the address set forth in Section l(m) (as the same may be changed by giving written notice of the aforesaid in accordance with this Section 27) If any notice mailed is properly addressed with appropriate postage but returned for any reason, such notice shall be deemed to be effective notice and to be given on the date of mailing. Any notice required or permitted to be given or served by Landlord or Tenant to this Lease may be given by either an agent, law firm or attorney acting on behalf of Landlord or Tenant.

28    Brokers Tenant and Landlord represent and warrant to the other that, except for those parties set forth in Section 1 (o) (the “Brokers”), such party has not engaged nor had any conversations or negotiations with any broker, finder or other third party concerning the leasing of the Demised Premises who would be entitled to any commission or fee based on the execution of this Lease Tenant and Landlord hereby further represent and warrant and warrant to other that such party is not receiving and is not entitled to receive any rebate, payment or other remuneration, either directly or indirectly, from the Brokers, and that it is not otherwise sharing in or entitled to share in any commission or fee paid to the Brokers in connection with the execution of this Lease, either directly or indirectly. Each of Tenant and Landlord hereby indemnifies the other against and from any claims for any brokerage commissions (except those payable to the Brokers, all of which are payable by Landlord pursuant to a separate agreement) and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, for any breach of the foregoing. The foregoing indemnification shall survive the termination of this Lease for any reason

29    Assignment and Subleasing

(a)    Tenant may not assign, mortgage, pledge, encumber or otherwise transfer this Lease, or any interest hereunder, or sublet the Demised Premises, in whole or in part, without on each occasion first obtaining the prior express written consent of Landlord, which consent Landlord shall not unreasonably withhold Subject to the provisions of subsection (b), below, any change in control of Tenant resulting from a merger, consolidation, stock transfer or asset sale shall be considered an assignment or transfer which requires Landlord’s prior written consent For purposes of this Section 29, by way of example and not limitation. Landlord shall be deemed to have reasonably withheld consent if Landlord determines (i) that the prospective assignee or subtenant is not of a financial strength similar to Tenant as of the Lease Date, (ii) that the prospective assignee or subtenant has defaulted on its obligations under other agreements with Landlord (or any other party) or has damaged the facilities of Landlord (or another landlord) without fully restoring the same, or (iii) that the proposed use of the Demised Premises by such prospective assignee or subtenant (including, without limitation, a use involving the use or handling of Hazardous Substances) will negatively affect the value or marketability of the Building or the Project

(b)    Notwithstanding subsection (a) of this Section 29, provided that no Event of Default has occurred and is then continuing, Tenant shall have the right, upon fifteen (15) days prior written notice to Landlord but without Landlord’s prior consent, (i) to sublet all or part of the Demised Premises to Tenant’s parent company (“Parent”), or to any entity which is a direct or indirect wholly-owned subsidiary of Tenant or its Parent (any of such entities being herein called a “Parent Affiliate”); or (ii) to assign this Lease (x) to a Parent or a Parent Affiliate or to (y) a successor entity into which or with which Tenant is merged or consolidated or which acquired substantially all of Tenant’s assets and property or a controlling interest in Tenant’s stock, provided that, with respect to an assignment pursuant to (ii)(y), such successor entity assumes substantially all of the obligations and liabilities of Tenant (including, without limitation, those obligations of Tenant arising under this Lease) and, after such transaction, shall have a Tangible Net Worth at least equal to that of Tenant as of the Lease Date, as determined in accordance with generally accepted accounting principles. Any sublease or assignment pursuant to and in compliance with this subsection (b) shall be referred to herein as a “Related Assignment”. The provisions of subsection 29(c) below shall not apply to any Related Assignment, provided, however, that the written notice given by Tenant to Landlord pursuant to this subsection 29(b) must contain sufficient information and documentation to enable Landlord to confirm that all of the requirements of this subsection 29(b) have been satisfied

(c)    If Tenant desires to assign this Lease or sublet the Demised Premises or any part thereof, Tenant shall give Landlord written notice no later than forty-five (45) days in advance of the proposed effective date of any proposed assignment or sublease, specifying (i) the name and business of the proposed assignee or sublessee, (ii) the amount and location of the space within the Demised Premises proposed to be subleased, (iii) the proposed effective date and duration of the assignment or subletting and (iv) the proposed rent or consideration to be paid to Tenant by such assignee or sublessee Tenant shall promptly supply Landlord with financial statements and other information as Landlord may reasonably request to evaluate the proposed assignment or sublease Landlord shall have a period of thirty (30) days following receipt of such notice and other information requested by Landlord within which to notify Tenant in writing that Landlord elects. (i) to terminate this Lease as to the space so affected as of the proposed effective date set forth in Tenant’s notice, in which event Tenant shall be relieved of all further obligations hereunder as to such space, except for obligations under Sections 11 and 28 and all other provisions of this Lease which expressly survive the termination hereof; or (ii) to permit Tenant to assign or sublet such space, provided, however, that, if the rent rate agreed upon between Tenant and its proposed subtenant is greater than the rent rate that Tenant must pay Landlord hereunder for that portion of the Demised

Premises, or if any consideration shall be promised to or received by Tenant in connection with such proposed assignment or sublease (in addition to rent), then one half (1/2) of such excess rent and other consideration (after payment of brokerage commissions, attorneys’ fees and other disbursements reasonably incurred by Tenant for such assignment and subletting if acceptable evidence of such disbursements is delivered to Landlord) shall be considered Additional Rent owed by Tenant to Landlord, and shall be paid by Tenant to Landlord, in the case of excess rent, in the same manner that Tenant pays Base Rent and, in the case of any other consideration, within ten (10) business days after receipt thereof by Tenant, or (iii) to refuse, in Landlord’s reasonable discretion (taking into account all relevant factors including, without limitation, the factors set forth in the Section 29(a) above), to consent to Tenant’s assignment or subleasing of such space and to continue this Lease in full force and effect as to the entire Demised Premises If Landlord should fail to notify Tenant in writing of such election within the aforesaid thirty (30) day period. Landlord shall be deemed to have elected option (iii) above Tenant agrees to reimburse Landlord for reasonable legal fees and any other reasonable costs incurred by Landlord in connection with any requested assignment or subletting, and such payments shall not be deducted from the Additional Rent owed to Landlord pursuant to subsection (ii) above. Tenant shall deliver to Landlord copies of all documents executed in connection with any permitted assignment or subletting, which documents shall be in form and substance reasonably satisfactory to Landlord and which shall require such assignee to assume performance of all terms of this Lease on Tenant’s part to be performed

(d)    No acceptance by Landlord of any rent or any other sum of money from any assignee, sublessee or other category of transferee shall be deemed to constitute Landlord’s consent to any assignment, sublease, or transfer Permitted subtenants or assignees shall become liable directly to Landlord for all obligations of Tenant hereunder, without, however, relieving Tenant (or any guarantor of this Lease) of any of its liability hereunder. No such assignment, subletting, occupancy or collection shall be deemed the acceptance of the assignee, tenant or occupant, as Tenant, or a release of Tenant from the further performance by Tenant of Tenant’s obligations under this Lease. Any assignment or sublease consented to by Landlord shall not relieve Tenant (or its assignee) from obtaining Landlord’s consent to any subsequent assignment or sublease

30    Termination or Expiration

(a)    No termination of this Lease prior to the normal ending thereof, by lapse of time or otherwise, shall affect Landlord’s right to collect rent for the period prior to termination thereof. Notwithstanding anything to the contrary contained herein, if this Lease is rejected in any bankruptcy action or proceeding filed by or against Tenant, and the effective date of rejection is on or after the date upon which that month’s Rent is due and owing, then the Rent owing under this Lease for the month during which the effective date of such rejection occurs shall be due and payable in full and shall not be prorated

(b)    At the expiration or earlier termination of the Term of this Lease. Tenant shall surrender the Demised Premises and all improvements, alterations and additions thereto, and keys therefor to Landlord, clean and neat, and in the same condition as at the Lease Commencement Date, excepting normal wear and tear, condemnation and casualty other than that required to be insured against by Tenant hereunder

(c)    If Tenant remains in possession of the Demised Premises after expiration of the Term, with or without Landlord’s acquiescence and without any express agreement of the parties, Tenant shall be a tenant-at-sufferance al the greater of (i) then current fair market base rental value of the Demised Premises or (ii) one hundred fifty percent (150%) of the Base Rent in effect at the end of the Term Tenant shall also continue to pay all other Additional Rent due hereunder Notwithstanding the foregoing, there shall be no renewal of this Lease by operation of law or otherwise, and, in addition to and without limiting such rights and remedies as may be available to Landlord at law or in equity as a result of Tenant’s holding over beyond the Term, Landlord shall be entitled to exercise any and all rights and remedies available to Landlord in respect of an Event of Default hereunder (it being agreed that any such holdover shall be deemed an immediate Event of Default hereunder) In addition to the foregoing, Tenant shall be liable for all damages, direct and consequential, incurred by Landlord as a result of such holdover No receipt of money by Landlord from Tenant after the termination of this Lease or Tenant’s right of possession of the Demised Premises shall reinstate, continue or extend the Term or Tenant’s right of possession The provisions of this subsection 30(c) shall survive the expiration of the Term

31    Intentionally Omitted

32    Late Payments In the event any installment of rent, inclusive of Base Rent, or Additional Rent or other sums due hereunder, if any, is not paid within five (5) days after the due date therefor, Tenant shall pay an administrative fee (the “Administrative Fee”) equal to five percent (5%) of such past due amount, plus interest on the amount past due at a rate of twelve percent (12%) per annum (the “Interest Rate”), in order to defray the additional expenses incurred by Landlord as a result of such late payment The Administrative Fee is in addition to, and not in lieu of, any of the Landlord’s remedies hereunder

33    Rules and Regulations Tenant agrees to abide by the rules and regulations set forth on Exhibit D attached hereto, as well as other rules and regulations reasonably promulgated by Landlord from time to time, so long as such other rules and regulations do not materially and adversely affect the rights of Tenant hereunder

34    Quiet Enjoyment So long as Tenant has not committed an Event of Default hereunder, Landlord agrees that Tenant shall have the right to quietly use and enjoy the Demised Premises for the Term

35    Miscellaneous

(a)    The parties hereto hereby covenant and agree that Landlord shall receive the Base Rent, Additional Rent and all other sums payable by Tenant hereinabove provided as net income from the Demised Premises, without any abatement (except as set forth in Section 20 and Section 21), reduction, set-off, counterclaim, defense or deduction whatsoever

(b)    If any clause or provision of this Lease is determined to be illegal, invalid or unenforceable under present or future laws effective during the Term, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby, and that in lieu of such illegal, invalid or unenforceable clause or provision there shall be substituted a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable

(c)    All rights, powers, and privileges conferred hereunder upon the parties hereto shall be cumulative, but not restrictive to those given by law.

(d)    TIME IS OF THE ESSENCE OF THIS LEASE

(e)    No failure of Landlord or Tenant to exercise any power given Landlord or Tenant hereunder or to insist upon strict compliance by Landlord or Tenant with its obligations hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of Landlord’s or Tenant’s rights to demand exact compliance with the terms hereof

(f)    This Lease contains the entire agreement of the parties hereto as to the subject matter of this Lease and no prior representations, inducements, letters of intent, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force and effect Any future amendment to this Lease must be in writing and signed by the parties hereto The masculine (or neuter) pronoun, singular number shall include the masculine, feminine and neuter gender and the singular and plural number

(g)    This contract shall create the relationship of landlord and tenant between Landlord and Tenant, no estate shall pass out of Landlord; Tenant has a usufruct, not subject to levy and sale, and not assignable by Tenant except as expressly set forth herein

(h)    Other than the Memorandum of Lease attached hereto as Exhibit F (the “Memo”), which the parties shall execute and deliver to one another simultaneously with the Lease, under no circumstances shall Tenant have the right to record this Lease or a memorandum thereof

(i)    The captions of this Lease are for convenience only and are not a part of this Lease, and do not in any way define, limit, describe or amplify the terms or provisions of this Lease or the scope or intent thereof

(j)    This Lease may be executed in multiple counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement

(k)    This Lease shall be interpreted under the laws of Mississippi

(l)    The parties acknowledge that this Lease is the result of negotiations between the parties, and in construing any ambiguity hereunder no presumption shall be made in favor of either party. No inference shall be made from any item which has been stricken from this Lease other than the deletion of such item

36    Special Stipulations The Special Stipulations, if any, attached hereto as Exhibit C, are incorporated here in and made a part hereof, and to the extent of any conflict between the foregoing provisions and the Special Stipulations, the Special Stipulations shall govern and control

37    Lease Date For purposes of this Lease, the term “Lease Date” shall mean the later date upon which this Lease is signed by Landlord and Tenant

38    Authority If Tenant is not a natural person, Tenant shall cause its corporate secretary or general partner, as applicable, to execute the certificate attached hereto as Exhibit E. Landlord shall cause an officer to execute a similar certificate Each of Landlord and Tenant represent that it is authorized by all required corporate or partnership action to enter into this Lease and that the individual(s) signing this Lease on behalf of such party are each authorized to bind such party to its terms

39    No Offer Until Executed The submission of this Lease by Landlord to Tenant for examination or consideration does not constitute an offer by Landlord to lease the Demised Premises and this Lease shall become effective, if at all, only upon the execution and delivery thereof by Landlord and Tenant Execution and delivery of this Lease by Tenant to Landlord constitutes an offer to lease the Demised Premises on the terms contained herein The offer by Tenant wilt be irrevocable until 6 00 p.m Eastern time for fifteen (15) days after the date of execution of this Lease by Tenant and delivery to Landlord

40    Force Majeure If the performance of any construction obligation of either party is lied to a particular time limit (including, without limitation Tenant’s right to receipt of the Tenant Allowance) (a “Construction Period”), such time limit shall be extended by any period of time that such party is delayed, or hindered, or prevented from the performance of thereof, by reason of governmental restrictions, wars riots, terrorism, scarcity of materials, strikes, or for reasons reasonably beyond its control (“Force Majeure”) If any such performance is delayed by Force Majeure, if the parry which is subject to the delay wishes to extend the Construction Period, such party must deliver written notice of the Force Majeure delay to the other party within ten (10) days after the occurrence of such delay In no event shall the provisions of this Section 40 serve to extend the performance of any payment obligation of any party hereunder

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands under seals, the day and year first above written.

LANDLORD:

Date	INDUSTRIAL DEVELOPMENTS INTERNATIONAL,
INC, a Delaware corporation

By:
Name:
Title:

Attest:
Name
Title:

[CORPORATE SEAL]

TENANT

Date: 7/28/10	SOLADIGM, INC, a Delaware corporation

	By:	/s/ Michael Armsby
Name: Michael Armsby
Title: CFO
[CORPORATE SEAL]

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands under seals, the day and year first above written.

LANDLORD:

Date: 7/30/2010		INDUSTRIAL DEVELOPMENTS INTERNATIONAL,
INC., a Delaware corporation

	By:	/s/ David R. Birdwell

Name: David R. Birdwell
Title: Secreteary

	Attest:	/s/ Matt O’Sullivan

Name: Matt O’Sullivan
Title: Assistant Secretary

[CORPORATE SEAL]

TENANT:

Date:		SOLADIGM, INC., a Delaware corporation
By:

Name:
Title:

[CORPORATE SEAL]

CALIFORNIA ALL-PURPOSE ACKNOWLEDGMENT

STATE OF CALIFORNIA

COUNTY OF SANTA CLARA ss.

On this 28 of JULY 2010, before me, WILLIAM F. BRONNER Notary public, Personally appeared MICHAEL ARMSBY who proved to me on the basis of satisfactory evidence to be the person/s whose name /s is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity/ies, and that by his/her/their signature/s on the instrument the person /s or the entity upon behalf of which the person /s acted, executed the instrument.

WITNESS my hand and official seal.

I certify under penalty of perjury under the laws of the State of California that the foregoing paragraph is true and correct.

Signature /s/ William F Bronner

WILLIAM F. BRONNER NOTARY

Notary Public in and for the State of California

Commission # 1697638 Expiration Nov 1, 2010

Document Name

INDUSTRIAL Lease Agreement 44 pgs Number of Signers 1

ATTESTATION

Landlord:

STATE OF GEORGIA

COUNTY OF FULTON

BEFORE ME, a Notary Public in and for said County, personally appeared David R. Birdwell and Matt O’ Sullivan known to me to be the person(s) who, as Secretary and Assistant Secretary respectively, of Industrial Developments International, Inc., the corporation which executed the foregoing instrument in its capacity as Landlord, signed the same, and acknowledged to me that they did so sign said instrument in the name and upon behalf of said corporation as officers of said corporation, that the same is their free act and deed as such officers, respectively, and they were duly authorized thereunto by its board of directors; and that the seal affixed to said instrument is the corporate seal of said corporation.

IN TESTIMONY WHEREOF, I have hereunto subscribed my name, and affixed my official seal, this 30 day of July, 2010.

/s/ Mone Hand
Notary Public	Mona Hand
My Commission Expires:	Notary Public, Gwinnett County, Georgia
My Commission Expires Feb, 8, 2013

Tenant:

STATE OF

COUNTY OF

BEFORE ME, a Notary Public in and for said County, personally appeared                      and                     , known to me to be the person(s) who, as                      of Soladigm, Inc., the corporation which executed the foregoing instrument in its capacity as tenant, signed the same, and acknowledged to me that he/she did so sign said instrument in the name and upon behalf of said corporation as officer of said corporation, that the same is his/her free act and deed as such officer, and he/she was duly authorized thereunto by its board of directors; and that the seal affixed to said instrument is the corporate seal of said corporation.

IN TESTIMONY WHEREOF, I have hereunto subscribed my name, and affixed my official seal, this      day              of, 2010.

Notary Public

My Commission Expires:

EXHIBIT A

Demised Premises

a-1

EXHIBIT B

Work to be Constructed by KBD Construction Services, Inc.

1.	Office construction

2.	Warehouse light installation

3.	Dock area work

4.	General warehouse improvements

B1-1

EXHIBIT B-l

1.	General:

a.	Install rooftop HVAC units to provide cooling for the entire demised premises

b.	Construct approximately 10,000sqft office area

c.	Create one to two additional drive in ramps with approx. 20’xl6’ rollup doors through conversion of existing truck docks

d.	Install one to three gantry or bridge cranes on secondary structures as required

e.	Install additional lighting of approximately 100 foot candles in approximately 20,000sqft to augment the existing general lighting

f.	Install additional fire protection systems (detectors, sprinklers, etc) as required by codes, insurance or specific equipment needs

2.	Cleanroom

a.	Construct an approximately 3000-7000sqft clean area consisting of fan powered HEPA filters on a support structure with walls, doors and HVAC ducting as required

3.	Information Technology

a.	Install Local Area Network infrastructure throughout demised premises

b.	Install high speed Wide Area Network connection to building

c.	Install security cameras on interior and exterior of building

d.	Install phone and public address systems

4.	Electrical

a.	In conjunction with Northcentral Electrical Power and/or Tennessee Valley Authority, construct a new power feed and associated transformers, switchgear, etc to provide up to 18,000KVA

b.	Install additional transformers and distribution within demised premises to support process and general needs

c.	Install forklift, tug and/or automatic guided vehicle charging stations

5.	Process

a.	Construct outdoor gas pad with tanks for liquid/gaseous nitrogen, argon and oxygen and associated distribution piping

b.	Construct outdoor glass cullet and waste storage area

c.	Install process exhaust ducting and fans

d.	Install desiccated compressed air system and associated distribution piping

e.	Install Ultra Pure Water system and associated distribution piping

f.	Install Process Cooling Water system and associated distribution piping

g.	Install process wastewater drain system to include below grade lift stations as required.

h.	Install process wastewater treatment system as may be required by local water treatment facility

6.	Equipment Installation

a.	Install equipment and fixtures and connect to distribution systems

b.	Install seismic and/or structural anchoring as required

B1-1

EXHIBIT C

Special Stipulations

The Special Stipulations set forth herein are hereby incorporated into the body of the lease to which these Special Stipulations are attached (the “Lease”), and to the extent of any conflict between these Special Stipulations and the preceding language, these Special Stipulations shall govern and control

1.          Option to Extend Term.

(a)         Landlord hereby grants to Tenant two (2) consecutive options to extend the Term for a period of five (5) years each time, each such option to be exercised by Tenant giving written notice of its exercise to Landlord in the manner provided in this Lease at least one hundred eighty (180) days prior to (but not more than two hundred ten (210) days prior to) the expiration of the Term (the “Timing Requirements”), as it may have been previously extended. No extension option may be exercised by Tenant if the Tangible Net Worth of Tenant has decreased from its Tangible Net Worth on the Lease Date, if an Event of Default has occurred or if any facts or circumstances then exist which, with the giving of notice or the passage of time, or both, would constitute an Event of Default either at the time of exercise of the option or at the time the applicable Term would otherwise have expired if the applicable option had not been exercised, or if Tenant has entered into any sublease of any portion of the Demised Premises.

(b)         If Tenant exercises its options to extend the Term, Landlord shall, within thirty (30) days after the receipt of Tenant’s notice of exercise, notify Tenant in writing of Landlord’s reasonable determination of the Base Rent for the Demised Premises for the applicable five (5) year option period (including any space added thereto pursuant to Special Stipulation 2), which amount shall be determined using a per square foot rental rate not less than the Base Rental rate to be in effect immediately prior to the commencement of such option period, taking into account all relevant factors for space of this type in the DeSoto County Industrial Market area. Tenant shall have thirty (30) days from its receipt of Landlord’s notice to notify Landlord in writing that Tenant does not agree with Landlord’s determination of the Base Rent and therefore that Tenant elects to retract its option to extend the Term, in which case the Term, as it may have been previously extended, shall expire on its scheduled expiration date and Tenant’s option to extend the Term shall be void and of no further force and effect. If Tenant does not notify Landlord of such retraction within thirty (30) days of its receipt of Landlord’s notice, Base Rent for the Demised Premises for the applicable extended term shall be the Base Rent set forth in Landlord’s notice to Tenant

Notwithstanding anything to the contrary contained herein, in the event the Prevailing Market Rate as determined herein is less than the Annual Base Rent to be in effect immediately prior to the commencement of such option period, the Base Rent during the applicable extension Term shall equal the Annual Base Rent in effect during the last year of the Term

(c)         Except for the Base Rent, which shall be determined as set forth in subparagraph (b) above, leasing of the Demised Premises by Tenant for the applicable extended term shall be subject to all of the same terms and conditions set forth in this Lease, including Tenant’s obligation to pay Tenant’s share of Operating Expenses as provided in this Lease, provided, however, that any improvement allowances, termination rights, rent abatements or other concessions applicable to the Demised Premises during the initial Term shall not be applicable during any such extended term, nor shall Tenant have any additional extension options unless expressly provided for in this Lease. Landlord and Tenant shall enter into an amendment to this Lease to evidence Tenant’s exercise of its renewal option. If this Lease is guaranteed, it shall be a condition of Landlord’s granting the renewal that Tenant deliver to Landlord a reaffirmation of the guaranty in which the guarantor acknowledges Tenant’s exercise of its renewal option and reaffirms that the guaranty is in full force and effect and applies to said renewal

2.         Right of First Offer to Lease. So long as the Lease is in full force and effect and no Event of Default has occurred and is then continuing and no facts or circumstances then exist which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, Landlord hereby grants to Tenant a right of first offer (the “Right of First Offer”) to expand the Demised Premises to include space in the Building that directly adjoins the Demised Premises (the “Offer Space”) subject to the terms and conditions set forth herein

(a)         Tenant’s and any guarantor’s then current financial condition, as revealed by its most current financial statements (winch shall include quarterly and annual financial statements, including income statements, balance sheets, and cash flow statements, as required by Landlord), must demonstrate either that each of Tenant’s and such guarantor’s net worth is at least equal to its net worth at the time the Lease was signed; or that Tenant and such guarantor otherwise meet financial criteria acceptable to Landlord

(b)         The term of the Right of First Offer shall commence on the Lease Commencement Date and continue throughout the initial Term (the “First Offer Period”), unless sooner terminated pursuant to the terms hereof

c-1

(c)         Subject to the other terms of this Right of First Offer, after any part of the Offer Space has or will “become available” (as defined herein) for leasing by Landlord, Landlord shall not, during the First Offer Period, lease to a third party that available portion of the Offer Space (the “Available Offer Space”) without first offering Tenant the right to lease such Available Offer Space as set forth herein

(i)         Space shall be deemed to “become available” when Landlord desires to lease all or a portion of the Offer Space

(ii)         Notwithstanding subsection c(i) above, Offer Space shall not be deemed to “become available” if the space is (a) assigned or subleased by the current tenant of the space, or (b) re-let by the current tenant or permitted subtenant of the space by renewal, extension, or renegotiation or (c) leased on a temporary basis for a period of less than twelve (12) months without any right to extend

(d)         Consistent with subsection (c), Landlord shall not lease any such Available Offer Space to a third party unless and until Landlord has first offered the Available Offer Space to Tenant in writing (the “Offer”). The Offer shall contain (i) a description of the Available Offer Space (which description shall include the square footage amount and location of such Available Offer Space) and an attached floor plan that shows the Available Offer Space, (ii) the date on which Landlord expects the Available Offer Space to become available; (iii) the base rent for the Available Offer Space (it being understood and agreed that calculation for base rent shall either (A) include the costs to be incurred by Landlord for separation of utilities and for construction of the demising walls to separate such space from the remainder of the Building or (B) a credit for the tenant to do such work on its own); and (iv) the term for the Available Offer Space (which shall be no less than the remainder of the Term of this Lease then in effect). Upon receipt of the Offer, Tenant shall have the right, for a period of five (5) business days after receipt of the Offer, to exercise the Right of First Offer by giving Landlord written notice that Tenant desires to lease the Available Offer Space at the base rent and upon the special terms and conditions as are contained in the Offer. If the term of the Available Offer Space expires after the Term of the Lease, the Term of the Lease shall be extended to be coterminous with the term of the Available Offer Space and the Annual Base Rent per square foot for the existing Demised Premises during said extension shall be based upon the greater of (i) the base rent per square foot for the Available Offer Space or (ii) the Annual Base Rent per square foot of the Demised Premises for the last year of the Term (including any escalation which would have occurred during any extension of the Term pursuant to Special Stipulation 1 hereof). If Tenant has an extension option under this Lease and the Term of this Lease is deemed extended to be coterminous with the expiration date set forth in the Offer, then the applicable extension option shall be deemed exercised in its entirety and to thereafter be of no further force or effect.

(e)         If, within such five (5)-business day period, Tenant exercises the Right of First Offer, then Landlord and Tenant shall amend the Lease to include the Available Offer Space subject to the same terms and conditions as the Lease, as modified, with respect to the Available Offer Space, by the terms and conditions of the Offer If this Lease is guaranteed now or at anytime in the future, Tenant simultaneously shall deliver to Landlord an original, signed, and notarized reaffirmation of each Guarantor’s personal guaranty, in form and substance acceptable to Landlord

(f)         If, within such five (5)-business day period, Tenant declines or fails to exercise the Right of First Offer, Landlord shall then have the right to lease the Available Offer Space in portions or in its entirety to a third party, unrelated to and unaffiliated with Landlord, at any time without regard to the restrictions in this Right of First Offer and on whatever terms and conditions Landlord may decide in its sole discretion, provided the base rent (as adjusted to account for any changes in the tenant improvement allowance), additional rent and any rent concessions are not substantially more favorable to such tenant than those set forth in the Offer, without again complying with all the provisions of this Right of First Offer

(g)         If Landlord does lease all or any portion of the Available Offer Space to such a third party after complying with the terms and conditions of this Right of First Offer, then the Right of First Offer shall terminate, and Tenant shall have no further Right of First Offer

(h)         If Landlord desires to lease the Available Offer Space at a base rent rate substantially less than the base rent rate set forth in the Offer (provided, that if the base rent rate is at least ninety percent (90%) of the base rent rate set forth in the Offer, said base rent rate shall be conclusively deemed to be not substantially less than the base rent set forth in the Offer), or if Landlord desires to materially alter or modify the special terms and conditions of the Offer, if any, Landlord shall be required to present the altered or modified Offer to Tenant pursuant to this Right of First Offer, in the same manner that the original Offer was submitted to Tenant

(i)         This Right of First Offer is personal to Soladigm, Inc and shall become null and void upon the occurrence of an assignment of Tenant’s interest in the Lease or a sublet of all or a part of the Demised Premises

(j)         This Right of First Offer shall be null and void if Tenant is a holdover Tenant pursuant to Section 30(c) of the Lease at the time Landlord is required to notify Tenant of the Offer or at the time Tenant exercises its Right of Offer.

3.         Environmental Matters. If and only if Tenant complies with all of the following conditions and with Section 16 of this Lease, Tenant may use and store the substances in the Demised Premises of the type and in the quantities in the list (“The List”) described below (i) Tenant uses and

c-2

stores all such substances in accordance with all applicable Environmental Laws; (ii) Tenant obtains all necessary permits and uses and stores such substances in compliance with those permits; (iii) Tenant uses and stores all such substances in accordance with the Materials Safety Data Sheets (“MSDS Sheets”) which Tenant has provided to Landlord, (iv) Tenant does not use or store any of the substances listed below (or any other substances) in a manner that would cause the Demised Premises to become subject to regulation as a hazardous waste treatment, storage or disposal facility under RCRA or the regulations promulgated thereunder; and (v) Tenant shall not use or store the substances listed below (or any other substances) in a manner as to cause Tenant to become regulated as a generator under RCRA other than as a Conditionally Exempt Small Quantity Generator as defined by RCRA “Conditionally Exempt Small Quantity Generator” shall mean the current RCRA definition of a generator of not more than 100 kg of hazardous wastes per month. For purposes of this weight limitation item only, “hazardous wastes” means only those materials defined as “hazardous wastes” upon the effective date of this Lease

Hazardous Material	Storage Method	Monthly Quantity Used
Sealants for Insulating Glass Unit (Polyurethane, Silicone, Polysulphides, Butyls, etc)	Steel Drums	900cuft

Solvents commonly used for equipment maintenance	Spray cans, plastic or glass bottles/cans	10gal

Vacuum pump lubricants	Steel Drums	50gal

Used vacuum pump lubricant waste for recycling	Steel Drums	50gal

Liquid Argon for generation of gaseous Argon	Tank	11000 gal

Liquid Oxygen for generation of gaseous Oxygen	Tank	3000 gal

Liquid Nitrogen for generation of gaseous Nitrogen	Tank	6000 gal

Solvent containing conductive inks	Bottles	5gal

Universal Waste (fluorescent light bulbs, batteries, electronics)	Boxed	4cuft

Concentrated glass cleaning detergents	Steel or plastic drums	50gal

Materials used for facilities maintenance (paint, lubricants, cleaners)	Spray cans, plastic or glass bottles/cans	5gal

Tenant shall have the right to request amendments to the List from time-to-time and Landlord shall respond promptly to any such request and shall not unreasonably withhold or condition any approval with respect to the same. If Tenant delivers a List Amendment Request to Landlord, and Landlord does not respond to same in writing to Tenant within five (5) business days, Landlord shall be deemed to have approved the amendment, and the List shall thereafter be deemed to be amended to include the items proposed by Tenant If Landlord denies an Amendment Request. Landlord shall simultaneously with such denial provide its reasons for same

c-3

EXHIBIT D

Rules And Regulations

These Rules and Regulations have been adopted by Landlord for the mutual benefit and protection of all the tenants of the Building in order to insure the safety, care and cleanliness of the Building and Building Common Area and the preservation of order therein.

1.         The sidewalks shall not be obstructed or used for any purpose other than ingress and egress No tenant and no employees of any tenant shall go upon the roof of the Building without the consent of Landlord

2.         No awnings or other projections shall be attached to the outside walls of the Building

3.         The plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags or other substances, including Hazardous Substances, shall be thrown therein

4.         No tenant shall cause or permit any objectionable or offensive odors to be emitted from the Demised Premises. Smoking is prohibited within the Building and in outdoor areas located within twenty-five (25) feet of entry-ways, outdoor intakes and operable windows

5.         The Demised Premises shall not be used for (i) an auction, “fire sale”, “liquidation sale”, “going out of business sale” or any similar such sale or activity, (ii) lodging or sleeping, or (iii) any immoral or illegal purposes

6.         No tenant shall make, or permit to be made any unseemly or disturbing noises, sounds or vibrations or disturb or interfere with tenants of this or neighboring buildings or premises or those having business with them

7.         Each tenant must, upon the termination of this tenancy, return to the Landlord all keys of stores, offices, and rooms, either furnished to, or otherwise procured by, such tenant, and in the event of the loss of any keys so furnished, such tenant shall pay to the Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change.

8.         Canvassing, soliciting and peddling in the Building and the Project are prohibited and each tenant shall cooperate to prevent such activity

9.         Landlord will direct electricians as to where and how telephone or telegraph wires are to be introduced. No boring or cutting for wires or stringing of wires will be allowed without written consent of Landlord. The location of telephones, call boxes and other office equipment affixed to the Demised Premises shall be subject to the approval of Landlord

10.         Parking spaces associated with the Building are intended for the exclusive use of passenger automobiles Except for intermittent deliveries, no vehicles other than passenger automobiles may be parked in a parking space (other than spaces expressly designated for such purpose by Landlord for truck parking) without the express written permission of Landlord. Trucks may be parked only in truck dock positions and in other paved areas expressly designated for such purpose by Landlord. Trailers may be parked only in paved areas expressly designated for such purpose by Landlord. Neither trucks nor trailers may be parked or staged in (i) areas adjacent to truck docks, serving any portion of the Building, which are intended by Landlord for truck maneuvering or (ii) any driveway, drive aisle or other paved area which provides ingress or egress for cars or trucks to or from any portion of the Building or any street adjoining the Building

11.         No tenant shall use any area within the Project for storage purposes other than the interior of the Demised Premises

12.         Tenant will have the right to stripe or mark the floor of the Building only in compliance with this rule. Landlord strongly encourages Tenant to stripe or otherwise mark the floor of the Building only with 3M floor striping tape. If Tenant elects to paint stripes or other markings on the floor of the Building, all such paint must, prior to expiration or termination of this Lease, be removed by Tenant at its expense in accordance with this rule. Paint on the floor of the Building must be removed only by use of a chemical paint remover, provided that the chemical used for removal must be permissible for such use under Environmental Laws and other Governmental Requirements and the chemical must be used (and all chemicals and removed paint must be disposed of) in accordance with Environmental Laws and other Governmental Requirements. Under no circumstances may paint be removed from the floor of the Building by grinding, scraping or shot-blasting. After paint has been chemically removed in accordance with this rule, the floor must be thoroughly cleaned to remove completely any chemical residue which might be present as a result of the removal process

d-1

13.         If Tenant installs any racking, equipment or machinery in the Building which requires installation of bolts in the floor of the Building, Tenant must, prior to expiration or termination of this Lease, at the expense of Tenant, remove all such bolts in accordance with this rule. All bolts will be cut or ground so that the top of the remaining portion of the bolt is at least one-quarter inch below the surface of the floor. All holes created by such removal of bolts must be filled with 100% epoxy, which meets the standards set by the American Concrete Institute and which is color-matched to the floor being filled

d-2

EXHIBIT E

CERTIFICATE OF AUTHORITY

CORPORATION

The undersigned, Secretary of Soladigm, Inc, a                  corporation (“Tenant”), hereby certifies as follows to Industrial Developments International, Inc., a Delaware corporation (“Landlord”), in connection with Tenant’s proposed lease of premises in Building F, at Crossroads Distribution Center, DeSoto County, Mississippi (the “Premises”)

1    Tenant is duly organized, validly existing and in good standing under the laws of the State of                 , and duly qualified to do business in the State of Mississippi

2    That the following named persons, acting individually, are each authorized and empowered to negotiate and execute, on behalf of Tenant, a lease of the Premises and that the signature opposite the name of each individual is an authentic signature

(name)	(title)	(signature)

(name)	(title)	(signature)

(name)	(title)	(signature)

3    That the foregoing authority was conferred upon the person(s) named above by the Board of Directors of Tenant, at a duly convened meeting

Secretary

[CORPORATE SEAL]

EXHIBIT F

SNDA

SUBORDINATION, ATTORNMENT AND NONDISTURBANCE AGREEMENT

THIS AGREEMENT is entered into as of the date set forth below by and between the Lender and Tenant defined below.

The following capitalized terms are definitions for the purpose of this agreement:

Lender	MHCB (USA) LEASING & FINANCE CORPORATION. its successors and’or assigns

Tenant	SOLADIGM. INC., a corporation

Landlord	INDUSTRIAL DEVELOPMENTS INTERNATIONAL INC., a Delaware corporation

Lease,	Industrial Lease Agreement dated , 20 demising the premises described therein (“Leased Premises”) and located on the Property

Property,	the real property described in Exhibit A attached herein and made a part hereof. together with all buildings and improvements situated thereon

Indenture	the and Security Agreement which encumbers or will encumber the Property to secure a mortgage loan buy Lender to Landlord

WITNESSETH:

WHEREAS Lender is now or will become the owner and holder of the Indenture and

WHEREAS Tenant is the holder of the lessee’s interest in the Lease covering the Leased Premises, and

WHEREAS, Tenant and Lender desire to confirm their understanding with respect to Lease and the Indenture

NOW, THEREFORE. in consideration of the mutual covenants and agreements herein contained. Lender and Tenant hereby agree and covenant as follows

1. The Lease and the rights of Tenant thereunder are now and at all times hereafter shall be subject and subordinate to the indenture and to all renewals, modifications or extensions thereof. But such renewals, modifications and extensions shall nevertheless be subject and entitled to the benefits of the terms of this Agreement.

2. So long as Tenant is not in default (beyond any period given tenant to cure such default) in the payment of rent or in the performance of any of the terms, covenants or conditions of the lease on Tenant’s part to be performed. Tenant’s possession of the Leased Premises and Tenant’s rights and privileges under the Lease, or any renewals, modifications, or extensions thereof which may be effected in accordance with any option granted in the Lease. Shall not be diminished or interfered with by Lender, and Tenant’s occupancy of the Leased Premises shall not be disturbed by Lender during the term of the Lease or any such renewals, modifications, or extensions thereof.

3. So long as Tenant is not in default (beyond any period given tenant to cure such default) in the payment of rent or in the performance of any of the terms, covenants or conditions of the Lease on Tenant’s part to be performed Lender will not join Tenant as a party defendant for the purpose of terminating or otherwise affecting Tenant’s interest and estate under the Lease in any action or proceeding brought by Lender for the purpose of enforcing any of its rights in the event of any default under the indenture: provided however. Lender may join Tenant as a party in any such action or proceeding IF such joinder is necessary under any statute or law for the purpose and NOT for the purpose of terminating the Lease.

4. Notwithstanding anything in the Lease to the contrary. Tenant shall notify Lender in writing of the occurrence of any default by Landlord and shall permit Lender as period of thirty (30) days from the date of such notice ( the “cure period”) in which to cure such default prior to proceeding to exercise any of the rights or remedies of Tenant under the Lease. Including: (i) termination of the lease. (ii) abatement of rental payments due thereunder, or (iii) performance of Landlord’s covenants or obligations which Tenant asserts to be in default: provided however, that the cure period granted to Lender herein : (iv) shall be extended by any period of time during which Lender is diligently pursuing the cure of a default which cannot reasonably to expected to be cures within the initial thirty (30) day Cure period, and (v) shall not be deemed to commence until after any period of the time during which Lender is pursuing acquisition of title to the Leased Premises through foreclosure or otherwise. such period to include. without limitation. any period of time (a) during which Lender’s acquisition of title to the Leased Premises is stayed by any proceeding in bankruptcy. any injunction or other judicial process, and (b) after acquisition of title by Lender during which Landlord or any other party is contesting the validity of the acquisition or Lender’s title or Lender’s title to the leased Premises. Provided that in no event shall Tenant be required to forbear from executing its remedies for a period in excess of sixty (60) days.

Notwithstanding the foregoing. Tenant agrees that so long as the indenture (including any extensions or modifications thereof) encumbers the Leased Premises. Tenant shall have no right to terminate the Lease or withhold or abate any rentals due or to become due thereunder by reason of any of the provisions of the Lease as such provisions apply to property not included within the limits of the real estate encumbered by the indenture. Provided however that nothing herein contained shall be construed as a waiver of Tenant’s right in personas not remedies.

by way of injunctive relief against Landlord and provided further, if Lender should succeed to the ownership of the Leased Premises by virtue of foreclosure or deed in lieu thereof or otherwise, then in such event the provisions of the Lease shall apply to Lender as owner/landlord only with respect to the land which was formerly encumbered by the Indenture.

5. If Lender shall become owner of the Leased Premises by reason of foreclosure or other proceedings brought by it, or by any other manner, or if Lender succeeds to the interests of the Landlord under the Lease. Tenant shall be bound to Lender under all of the terms, covenants and conditions of the Lease for the balance of the term thereof remaining and any extensions or renewals thereof which may be effected in accordance with any option granted in the Lease, with the same force and effect as if Lender were the Landlord under the Lease, and Tenant does hereby attorn to Lender as its Landlord such attornment to be effective and self-operative without the execution of any further instruments on the part of any of the parties hereto. PROVIDED, HOWEVER that Tenant shall be under no obligation to pay rent to Lender until Tenant receives written notice from Lender that it has become such owner or has succeeded to the interest of the Landlord under the Lease. The respective rights and obligations of Tenant and Lender upon such attornment to the extent of the then remaining balance of the term of the Lease and any such extensions and renewals shall be and are the same as now set forth therein: it being the intention of the parties hereto for this purpose to incorporate the Lease in this Agreement by reference with the same force and effect as if set forth at length herein.

6. If Lender shall become owner of the Leased Premises or if Lender shall succeed to Landlord’s interest in the Lease, then during the period of Lender’s ownership of such interest, but not thereafter. Lender shall be bound to Tenant under all the terms, covenants and conditions of the Lease, and during the period of Lender’s ownership of Landlord’s interests in the Lease. Tenant shall have the same remedies against Lender for the breach of an agreement contained in the Lease that Tenant would have had against the Landlord if Lender had not become such owner or had not succeeded to Landlord’s interest therein: PROVIDED. HOWEVER that notwithstanding any provision in the Lease to the contrary. Lender shall not be:

(a)

liable for any act or omission of any prior landlord arising under the Lease (including the Landlord) or subject to nay offsets or defenses which Tenant may have against any prior landlord arising under the Lease (including the Landlord) except acts, omissions, offsets and defenses of which Lender has previously been given notice in accordance with the terms of this Agreement: or

(b)	bound by any rents or additional rent which Tenant might have paid for more than the current month to any prior landlord (including the Landlord): or

(c)	bound by any amendment or modification of the Lease made without its consent

7. The terms “holder of a mortgage” and “Lender” or any similar term herein or in the Lease shall be deemed to include Lender and any of its successors or assigns, including anyone who shall have succeeded to ownership of the Leased Premises or to Landlord’s interests by, through or under foreclosure of the Indenture, or deed in lien of such foreclosure or otherwise

The term “Landlord’ shall be deemed to include Landlord the holder of the lessor’s Interest in the Lease and the fee ownes of the Leased Premises and the successors and assigns of any of the foregoing.

8. The Landlord has assigned or will assign to Lender all of Landlord’s right. title and interest in the Lease by an Assignment of Rents and Leases (“Rent Assignment”) If in the future there is a default by the Landlord in the performance and observance of the terms of the Indenture, the Lender may at its option under the Rent assignment require that all rents and other payments due under the Lease be paid directly to Lender. Upon notification to that effect by the Lender. Tenant agrees to pay any payments due under the terms of the Lease to the Lender. The Rent Assignment does not diminish any obligations of the Landlord under the Lease or impose any such obligations on the Lender.

9. This Agreement may NOT be modified except by a written agreement signed by the parties hereto or their respective successors in interest. Thus agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth in the acknowledgements below.

ATTEST:		“Lender”
MHCB (USA) LEASING & FINANCE CORPORATION

BY		BY:

ITS	Assistant Secretary	ITS:
[CORPORATE SEAL]

EXHIBIT G

CONFIDENTIALITY AGREEMENT

UNILATERAL NONDISCLOSURE AGREEMENT

THIS NONDISCLOSURE AGREEMENT (the “Agreement”) is made and entered into as of June 28, 2010 between Soladigm, Inc. (“Company”) and IDI (“Recipient”).

1. PURPOSE

Company and Recipient wish to explore a business opportunity of mutual interest and in connection with this opportunity, Company may disclose to Recipient certain confidential technical and business information which Company desires Recipient to treat as confidential.

2. CONFIDENTIAL INFORMATION

“Confidential Information” means any information disclosed to Recipient by Company, either directly or indirectly in writing, orally or by inspection of tangible objects, including without limitation documents, prototypes, samples and the Company’s plant and equipment. Confidential Information shall include without limitation designs and processing steps for thin film optical coating and vacuum deposition process equipment. Confidential Information may also include information disclosed to Company by third parties. Confidential Information shall not, however include any information which Recipient can establish (i) was publicly known and made generally available in the public domain prior to the time of disclosure to Recipient by Company; (ii) becomes publicly known and made generally available after disclosure to Recipient by Company through no action or inaction of Recipient; or (iii) is in the possession of Recipient, without confidentiality restrictions, at the time of disclosure by Company as shown by Recipient’s files and records immediately prior to the time of disclosure.

3. NON-USE AND NON-DISCLOSURE

Recipient agrees not to use any Confidential Information for any purpose except to evaluate and engage in discussions concerning a potential business relationship between Recipient and Company. Recipient agrees not to disclose any Confidential Information 10 any third parties except for pertinent sub-contractors and Investors senders (“Third Parties”) on a need-to-know basis as required for analysis of possible lease at property owned by Recipient and provided that they are by virtue of relationship with Recipient bound by this Agreement, or whose names are approved by Soladigm prior to distribution of any Confidential information to such Third Parties. Recipient shall not disclose Confidential Information to employees of Recipient, except to those employees who are required to have the information in order to evaluate or engage in discussions concerning the business relationship contemplated herein, and only to those employees who have signed a non-use and non-disclosure agreement in content at least as protective as the provisions hereof prior to any disclosure of Confidential Information to such employees. Recipient shall not reverse engineer, disassemble or decompile any prototypes, software or other tangible objects which embody Company’s Confidential Information and which are provided to Recipient hereunder.

Soladigm, Inc. 195 S. Milpitas Blvd., Milpitas, CA 95035	Page 1

4. MAINTENANCE OF CONFIDENTIALlTY

Recipient agrees that it shall take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information. Without limiting the foregoing, Recipient shall take at least those measures that Recipient takes to protect its own most highly confidential information. Recipient shall not make any copies of Confidential Information unless the same are previously approved in writing by the Company. Recipient shall reproduce Company’s proprietary rights notices on any such approved copies, in the same manner in which such notices were set forth in or on the original. Recipient shall immediately notify Company in the event of any unauthorized use or disclosure of the Confidential Information.

5. NO OBLIGATION

Nothing herein shall obligate Company or Recipient to proceed with any transaction between them, and each party reserves the right, in its sole discretion, to terminate the discussions contemplated by this Agreement concerning the business opportunity.

6. NO WARRANTY

ALL CONFIDENTIAL INFORMATION IS PROVIDED “AS IS,” COMPANY MAKES NO WARRANTIES, EXPRESS, IMPLIED OR OTHERWISE, REGARDING ITS ACCURACY, COMPLETENESS OR PERFORMANCE.

7. RETURN OF MATERIALS

All documents and other tangible objects containing or representing Confidential Information and all copies thereof which are in the possession of Recipient shall be and remain the property of Company and shall be promptly returned to Company upon Company’s request.

8. NO LICENSE

Nothing in this Agreement is intended 10 grant any rights to Recipient under any patent, mask work right or copyright of Company, nor shall this Agreement grant Recipient any rights in or to Confidential Information except as expressly set forth herein.

9. TERM

This Agreement shall survive until such time as all Confidential Information disclosed hereunder becomes publicly known and made generally available through no action or inaction of Recipient.

Soladigm, Inc. 195 S. Milpitas Blvd., Milpitas, CA 95035	Page 2

10. REMEDIES

Recipient agrees that any violation or threatened violation of this Agreement will cause irreparable injury to the Company, entitling Company to obtain injunctive relief in addition to all legal remedies.

11. RECIPIENT INFORMATION

Company does not wish to receive any confidential information from Recipient, and Company assumes no obligation, either express or implied, with respect to any information disclosed by Recipient.

12. MISCELLANEOUS

This Agreement shall bind and inure to the benefit of the parties hereto and their successors and assigns, except that Recipient may not assign or transfer this Agreement, by operation of law or otherwise, without Company’s prior written consent. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REFERENCE TO CONFLICT OF LAWS PRINCIPLES .This document contains the entire agreement between the parties with respect to the subject matter hereof. If any provision of this Agreement is found to be illegal or unenforceable, the other previsions shall remain effective and enforceable to the greatest extent permitted by law. Any failure to enforce any provision of this Agreement shall not constitute a waiver thereof or of any other provision hereof. This Agreement may not be amended, nor any obligation waived, except by a writing signed by both parties hereto. The parties may execute this Agreement in counterparts, each of which is deemed an original, but all of which together constitute one and the same agreement.

ACCEPTED AND AGREED TO BY THE AUTHORIZED REPRESENTATIVE OF EACH PARTY: BY SIGNING BELOW. PARTIES AGREE TO ELECTRONIC DOCUMENTS AS LEGALLY BINDING

COMPANY		RECIPIENT

By:	/s/ Mike Armsby	By:	/s/ Tim Moore

Name:	Mike Armsby	Print Name:	Tim Moore

Title:	Chief Financial Officer	Title:	Vice President Leasing

		Company Name:	IDI

		Address:	1000 Ridgeway Loop Road-Ste 100 Mernphis, Tennessee 38120 USA

Contact Number (901) 680-7102

Soladigm, Inc. 195 S. Milpitas Blvd., Milpitas, CA 95035	Page 3

EXHIBIT H

MEMO OF LEASE

WHEN RECORDED RETURN TO:

MEMORANDUM OF LEASE

THIS MEMORANDUM OF LEASE shall evidence that there is in existence a Lease as hereinafter described It is executed by the parties hereto for recording purposes only as to the Lease hereinafter described, and it is not intended and shall not modify, amend, supersede or otherwise effect the terms and provisions of said Lease

1	Name of Document	INDUSTRIAL LEASE AGREEMENT

2	Name of Landlord	INDUSTRIAL DEVLOPMENTS INTERNATIONAL, INC, a Delaware corporation

3	Name of Tenant	SOLADIGM, INC, a Delaware corporation

4	Date of Lease	, 2010

5	Initial Expiration Date	March 31, 2026

6	Option to Extend.	Lessee has the option to extend the initial lease term for two (2) additional periods of five (5) years

7	Demised Premises	Approximately 296,204 square feet in the building located on the real property more particularly described in Exhibit “A” attached hereto, together with the improvements thereon

8	The Lease contains substantially the following language

“To the extent permitted by law, all of Tenant’s contracts and subcontracts for such Tenant’s Changes shall provide that no lien shall attach to or be claimed against the Demised Premises or any interest therein other than Tenant’s leasehold interest in the Demised Premises, and that all subcontracts let thereunder shall contain the same provision ”

and

“Tenant may not assign, mortgage, pledge, encumber or otherwise transfer this Lease, or any interest hereunder, or sublet the Demised Premises, in whole or in part, without on each occasion first obtaining the prior express written consent of Landlord, which consent Landlord shall not unreasonably withhold.”

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Memorandum of Lease as of the day and year first written above

LANDLORD
Date:
INDUSTRIAL DEVELOPMENTS INTERNATIONAL, INC., a Delaware corporation

By
Name
Title
Attest
Name
Title

[CORPORATE SEAL]

TENANT

Date	SOLADIGM, INC, a Delaware corporation

By
Name
Title

Attest
Name:
Title:

[CORPORATE SEAL]

ATTESTATION

Landlord

STATE OF

COUNTY OF

BEFORE ME, a Notary Public in and for said County, personally appeared                      and                      known to me to be the person(s) who,                      as and                     , respectively, of Industrial Developments International, Inc., the corporation which executed the foregoing instrument in its capacity as Landlord, signed the same, and acknowledged to me that they did so sign said instrument in the name and upon behalf of said corporation as officers of said corporation, that the same is their free act and deed as such officers, respectively, and they were duly authorized thereunto by its board of directors; and that the seal affixed to said instrument is the corporate seal of said corporation.

IN TESTIMONY WHEREOF, I have hereunto subscribed my name, and affixed my official seal, this                      day of                     , 2010

Notary Public
My Commission Expires.

Tenant

STATE OF

COUNTY OF

BEFORE ME, a Notary Public in and for said County, personally appeared                      and                     , known to me to be the person(s) who, as                      and                     , respectively, of Soladigm, Inc, the corporation which executed the foregoing instrument in its capacity as Tenant, signed the same, and acknowledged to me that they did so sign said instrument in the name and upon behalf of said corporation as officers of said corporation, that the same is their free act and deed as such officers, respectively, and they were duly authorized thereunto by its board of directors, and that the seal affixed to said instrument is the corporate seal of said corporation

IN TESTIMONY WHEREOF. I have hereunto subscribed my name, and affixed my official seal, this                      day of                      , 2010

Notary Public
My Commission Expires